UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12
Pebblebrook Hotel Trust
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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April 7, 2025
Dear Shareholder:
Our 2025 Annual Meeting of Shareholders will be held on Friday, May 23, 2025, at 9:00 a.m. Eastern Time, at the offices of Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue, NW, Suite 900, Washington, DC 20037.
The attached Notice of 2025 Annual Meeting of Shareholders and proxy statement provide important information about the Annual Meeting and the business to be conducted there, and at any adjournment or postponement thereof. At the Annual Meeting we will ask you to elect our nominees to the Board of Trustees, to ratify the appointment of our independent registered public accountants, to approve executive compensation, and to approve an amendment to the 2009 Equity Incentive Plan. These proposals are described in detail in the attached Notice and proxy statement.
Your vote is important to us. We urge you to read these documents carefully. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating, and returning your proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card.
Thank you for your continued support.
Sincerely,

Jon E. Bortz
Chief Executive Officer and Chairman of the Board

4747 Bethesda Avenue, Suite 1100 Bethesda, Maryland 20814

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Friday, May 23, 2025
TIME:	9:00 a.m. Eastern Time
PLACE:	Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue, NW, Suite 900, Washington, DC 20037
RECORD DATE:	March 7, 2025

ITEMS OF BUSINESS:	• Election of Trustees to serve until our 2026 annual meeting of shareholders and until their successors are duly elected and qualified
• Ratification of the appointment of KPMG LLP as our independent registered public accountants for the year ending December 31, 2025
• Advisory vote approving the compensation of our named executive officers
• Approve an amendment to the 2009 Equity Incentive Plan
• Consider and act upon any other business that may be properly brought before the annual meeting

BY ORDER OF THE BOARD OF TRUSTEES:
Raymond D. Martz
Secretary
April 7, 2025

HOW TO VOTE
Your vote is important to us. You are eligible to vote and receive notice of the Annual Meeting if you were a shareholder of record of our common shares of beneficial interest (“Common Shares”) at the close of business on the record date of March 7, 2025. A majority of the Common Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting. You can vote either in person at the Annual Meeting or by proxy as follows:
•If your shares are held by a broker, bank, or other nominee (i.e., in “street name”), you will receive instructions from your broker, bank or other nominee which you must follow in order to have your Common Shares voted by proxy.
•If your shares are owned directly with our transfer agent, Equiniti Trust Company, you are a registered shareholder and may vote by proxy through one of the following methods:

Visit www.proxyvote.com to vote prior to 11:59 p.m. Eastern Time the day before the meeting.	Call 1-800-690-6903 to vote prior to 11:59 p.m. Eastern Time the day before the meeting.	Complete and mail your proxy card so that it is received before the meeting date.
You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the Secretary in writing, submitting a proxy dated later than your original proxy or attending the Annual Meeting and voting in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING. Our 2025 Proxy Statement and our 2024 Annual Report to Shareholders are available at www.pebblebrookhotels.com. On or about April 7, 2025, we expect to begin providing to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which will indicate how to access our proxy materials on the Internet. If you receive the Notice and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials included in the Notice.

PROXY STATEMENT

ABOUT PEBBLEBROOK HOTEL TRUST
Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) that opportunistically acquires and invests in hotel and resort properties, focusing on major U.S. cities, key coastal gateway markets, and premier resort markets. We invest in both branded and independent full-service “upper-upscale” and “luxury” hotels. As of March 28, 2025, we owned 46 hotels and resorts, totaling approximately 12,000 guest rooms, located in urban and resort markets, including: Boston, Massachusetts; Chicago, Illinois; Hollywood, Florida; Jekyll Island, Georgia; Key West, Florida; Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); Naples, Florida; Newport, Rhode Island; Portland, Oregon; San Diego, California; San Francisco, California; Santa Cruz, California; Stevenson, Washington; and Washington, DC.
Throughout this Proxy Statement, we use the terms “Pebblebrook,” “Company,” “we,” “our” and “us” to refer to Pebblebrook Hotel Trust.

ANNUAL MEETING INFORMATION
We are providing these proxy materials in connection with the 2025 Annual Meeting of Shareholders (the “Annual Meeting”). These materials will assist you in voting your Common Shares by providing information on matters that will be presented at the Annual Meeting.

Meeting Date	Friday, May 23, 2025
Meeting Time	9:00 a.m. Eastern Time
Meeting Location	Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue, NW, Suite 900, Washington, DC 20037
Record Date	March 7, 2025
The following matters are being presented for a vote at the Annual Meeting:

Proposal	Board Recommendation	Vote Required For Approval

1 – Election of Trustees	FOR each nominee	Majority of votes cast

2 – Ratification of Appointment of Independent Registered Public Accountants	FOR	Majority of votes cast

3 – Advisory Vote on the Compensation of Our Named Executive Officers	FOR	Majority of votes cast

4 – Approval of an Amendment to the 2009 Equity Incentive Plan	FOR	Majority of votes cast (if >50% of votes entitled to be cast are cast)

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials including this Proxy Statement and our 2024 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2024 (“Annual Report”), to you by providing access to such documents on the Internet instead of mailing printed copies unless you previously requested to receive these materials by mail or e-mail. On or about April 7, 2025, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this Proxy Statement and our Annual Report and how to vote on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or Annual Report unless you follow the instructions for requesting these materials included in the Notice.

PROPOSALS

PROPOSAL 1: ELECTION OF TRUSTEES
The Board of Trustees of the Company (the “Board”) currently has seven trustees, all of whom have been nominated to stand for election at the Annual Meeting. All trustees elected at the meeting will hold office until our 2026 annual meeting of shareholders and until their successors have been duly elected and qualified. You are entitled to cast one vote per Common Share for each of the seven nominees. You may not vote for more than seven nominees.
Information about each trustee nominee and their qualifications to serve as a trustee appears under “Trustee Information—Trustee Nominees” in this Proxy Statement.
Our Bylaws provide that in uncontested elections, such as this one, a nominee must receive a majority of votes cast in order to be elected. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” for each of the nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of the Board has selected KPMG LLP (“KPMG”) to serve as the independent registered public accountants of the Company for the year ending December 31, 2025, and the Board is asking shareholders to ratify this appointment. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent auditor to be an important matter for shareholders and is submitting the appointment of KPMG for ratification by shareholders as a matter of good corporate practice. KPMG has served as the Company’s independent registered public accountants since the Company’s formation in October 2009 and is considered by the management of the Company and the Audit Committee to be well qualified.
We expect that a representative of KPMG will be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
The Audit Committee has considered whether, and has determined that, the provision by KPMG of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” in “Audit Information—Fee Disclosure” in this Proxy Statement is compatible with maintaining KPMG’s independence from management and the Company.
Information about KPMG’s services to the Company and the Audit Committee’s report appear under “Audit Information” in this Proxy Statement.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” on Proposal 2 – Ratification of Appointment of Independent Registered Public Accountants.

PROPOSAL 3: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Board has determined that we will hold a non-binding, advisory vote on the compensation paid to our named executive officers every year.
Accordingly, we are asking you to approve the following resolution:
NOW, THEREFORE, BE IT RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the proxy statement relating to the Company’s 2025 Annual Meeting of Shareholders.
The Company’s primary business objective is to deliver attractive, risk-adjusted long-term total returns to shareholders through appreciation in the value of Common Shares and by providing income to shareholders through distributions from distributable cash flow. In order to drive success in our primary business objective, the Compensation Committee has developed a compensation program to reward performance for actions that further that objective, based on the following key principles:
•Compensation should reinforce business objectives and Company values.
•Executive officers should be retained and motivated.
•A significant percentage of compensation for executive officers should be based on performance.
•Compensation should align the interests of executive officers with those of shareholders.
•Compensation should be competitive.
Our executive compensation program consists of three main components: (i) cash base salaries, (ii) cash incentive bonuses based on performance against one-year business objectives established at the beginning of the year and (iii) long-term equity-based awards (in the form of time-based vesting awards and performance-based vesting awards). We discuss each of these three components in more detail under “Compensation Information—Compensation Discussion and Analysis—Compensation Program Components.”
In this Proxy Statement, information about our executive officers appears under “Named Executive Officer Information” and information about the 2024 compensation program, including the compensation discussion and analysis (“CD&A”), compensation tables and related narrative discussion, appears under “Compensation Information.”
This is an opportunity to express your opinion regarding the decisions made by the Compensation Committee on the compensation of our named executive officers for 2024; however, it will not affect any compensation already paid or awarded for 2024 and will not be binding on the Compensation Committee, the Board or the Company. The Board and the Compensation Committee value the opinions of our shareholders and will take the results of this vote into consideration in addressing future compensation policies and decisions.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” on Proposal 3 – Advisory Vote on the Compensation of Our Named Executive Officers.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE 2009 EQUITY INCENTIVE PLAN
We currently have in effect the 2009 Equity Incentive Plan, as amended and restated and approved by our shareholders on July 10, 2012, as amended and approved by our shareholders through May 16, 2022 (as amended, the “Equity Incentive Plan”). The Equity Incentive Plan permits the grant of share awards, performance units, options, share appreciation rights and other equity-based awards.
The Board believes that the Equity Incentive Plan has benefited the Company by (i) assisting in recruiting and retaining the services of individuals with high ability and initiative, (ii) providing greater incentives for employees and other individuals who provide valuable services to the Company and its affiliates and (iii) associating and aligning the interests of those persons with the Company and its shareholders.

As of December 31, 2024, approximately 369,751 Common Shares remained available for issuance under the Equity Incentive Plan, and following the equity-incentive awards granted in February 2025, no Common Shares remain available for issuance under the Equity Incentive Plan. In order to continue to have the ability to provide the incentive compensation opportunities available under the Equity Incentive Plan, the Board believes that it is in the Company’s best interest to increase the limit on the aggregate number of Common Shares that may be issued under the Equity Incentive Plan and to extend the date beyond which awards may be granted under the Equity Incentive Plan so that the Company can continue to provide equity-based incentive compensation opportunities, per its normal and historical practice.
Therefore, on March 28, 2025, the Board adopted an amendment to the Equity Incentive Plan to increase the share authorization and to extend the maturity date as follows (the “Amendment”), subject to the approval of the shareholders:
1)Increase the aggregate number of shares that may be issued by 3,000,000 Common Shares by modifying Section 5.02(a) to read, “The maximum aggregate number of Common Shares that may be issued under this Plan pursuant to the exercise of Options and SARs, the grant of Share Awards or Other Equity-Based Awards and the settlement of Performance Units and Incentive Awards is ~~5,347,625~~ 8,347,625 Common Shares. Other Equity-Based Awards that are LTIP Units shall reduce the maximum aggregate number of Common Shares that may be issued under this Plan on a one-for-one basis, i.e., each such unit shall be treated as an award of Common Shares.”
2)Extend the maturity date by 10 years by modifying the first sentence of Article XVII to read, “No Share Award, Performance Unit Award, Incentive Award, Option, SAR or Other Equity-Based Award may be granted under this Plan after June 30, ~~2026~~2036.”
If the Amendment does not receive the required shareholder approval at the Annual Meeting, the Equity Incentive Plan, as currently in effect and without regard to the Amendment, will remain in effect. In addition, if the Amendment does not receive the required approval and the share authorization of the Equity Incentive Plan is exhausted, the Company may need to provide greater cash incentive opportunities in order to provide appropriate and competitive compensation for its named executive officers and other key employees. Cash incentives are more costly to the Company and provide for less alignment of interests than awards of equity.
The Board also believes that increasing the number of Common Shares that may be issued under the Equity Incentive Plan is critical to supporting the Company’s emphasis on motivating and compensating its executive officers and its other employees with equity-based compensation to maintain and strengthen the alignment of their interests with those of the Company and the shareholders. The Company currently expects the duration of the increased number of Common Shares available under the Equity Incentive Plan, as amended by the Amendment, will be sufficient for the next three to four years.
Burn Rate
The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal years 2022, 2023 and 2024.

	Fiscal Year			Three-Year Average
	2022	2023	2024
Options / Share Appreciation Rights granted	—	—	—	—
Time-based shares/units granted(1)	177,661	299,840	322,984	266,828
Performance-based shares/units vested	—	94,291	117,684	70,658
Total Full-Value Awards(2)	177,661	394,131	440,668	337,487

Weighted-average number of common shares, basic	130,453,944	121,813,042	119,774,655	124,013,880
Weighted-average number of OP Units outstanding	877,104	874,775	1,011,128	921,002
Weighted-average number of shares/units(3)	131,331,048	122,687,817	120,785,783	124,934,882

Burn Rate(4)	0.14%	0.32%	0.36%	0.27%
(1)    Amounts shown include (a) restricted common shares or LTIP units, in each case subject to time-based vesting, awarded to officers or employees and (b) common shares issued to non-management members of the Board.
(2)    Total Full-Value Awards for each year presented is the sum of (a) time-based shares/units granted during that year and (b) performance-based shares/units vested during that year.
(3)    Weighted-average number of shares/units is the sum of (a) weighted-average number of common shares, basic and (b) weighted-average number of OP Units outstanding.
(4)    Burn Rate for each year presented is calculated by dividing (a) Total Full-Value Awards for that year by (b) the weighted-average number of common shares, basic for that year.

Summary of the Equity Incentive Plan
The more significant features of the Equity Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the plan document, as in effect prior to adoption of the Amendment.
A copy of the plan document was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 2, 2012, and copies of the amendments thereto were filed as Exhibits 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 25, 2016 and Current Reports on Form 8-K filed with the SEC on February 22, 2017, May 21, 2021 and May 16, 2022. We incorporate each of those documents herein by reference.
Administration
The Equity Incentive Plan is administered by the Compensation Committee of the Board and the Compensation Committee approves all terms of awards under the Equity Incentive Plan. Our Compensation Committee also approves who will receive grants under the Equity Incentive Plan, determines the type of award that will be granted and approves the number of Common Shares subject to the grant. Notwithstanding the preceding sentences, the Board administers the Equity Incentive Plan in the case of any award made to a trustee who is not also an employee of the Company or an Affiliate.
The Compensation Committee may delegate all or part of its authority to administer the Equity Incentive Plan to our Chief Executive Officer. The Compensation Committee may not delegate its authority, however, with respect to individuals who are subject to Section 16 of the Exchange Act. References in this summary to the “Compensation Committee” include any delegate of the Compensation Committee and, with respect to awards made to non-employee trustees, the Board.
Because awards under the Equity Incentive Plan are made at the Compensation Committee’s discretion, we are unable to determine who will be selected to receive awards or the type, size or terms of the awards that may be granted. For the same reason, we are unable to determine the awards that would have been granted last year if the Equity Incentive Plan, as amended by the Amendment, had been in effect. However, awards previously granted under the Equity Incentive Plan, prior to the Amendment, are reported herein. See “Executive Officer Compensation Tables—Grants of Plan-Based Awards.”
Eligibility
All of our employees and employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive grants under the Equity Incentive Plan. In addition, our independent trustees, consultants, and advisors who perform services for us and our subsidiaries and affiliates may receive grants under the Equity Incentive Plan.
Share Authorization
The number of Common Shares that may be issued under the Equity Incentive Plan is 5,347,625 shares. The Amendment, if approved by shareholders, will increase the number of shares available by 3,000,000 shares. As of March 28, 2025, there are no Common Shares available.
The Company expects the number of Common Shares available for awards under the Equity Incentive Plan as amended by the Amendment, if approved by shareholders, will be sufficient for the next three to four years.
No Evergreen
There is no evergreen provision in the Equity Incentive Plan: the number of shares that may be issued under the Equity Incentive Plan may not be increased without approval by both the Board and shareholders. The Company currently expects the duration of the number of Common Shares that may still be issued under the Equity Incentive Plan will be between three and four years.
In connection with share splits, share dividends, recapitalizations and certain other events, the Board will make adjustments that it deems appropriate in the aggregate number of Common Shares that may be issued under the Equity Incentive Plan, the terms of outstanding awards and the per-individual grant limitation (described below under “Performance Goals; Individual Limits”).
If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance units or other equity-based awards are forfeited, the Common Shares subject to such awards will again be available for purposes of the Equity Incentive Plan. Any Common Shares that are tendered or withheld from the settlement of an award to satisfy the grant or exercise price or to satisfy a tax withholding obligation under an award shall be available for future awards granted under the Equity Incentive Plan.

Options
The Equity Incentive Plan authorizes our Compensation Committee to grant incentive share options (under Section 421 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the Common Shares on the date on which the option is granted (or 110% of the shares fair market value on the grant date in the case of an incentive share option to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). Except in the event of share splits, share dividends and other changes in our capitalization, the Equity Incentive Plan prohibits re-pricing of outstanding options without the approval of shareholders; the exercise price of an outstanding option cannot be reduced without shareholder approval. In addition, the Equity Incentive Plan prohibits cash buyouts of options: no payment may be made on account of the cancellation of an option if the exercise price exceeds the fair market value of a Common Share on the date of cancellation.
The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of Common Shares (or attestation of ownership of Common Shares) with an aggregate fair market value on the date on which the option is exercised equal to the exercise price for the number of shares being purchased or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”).
Share Awards
The Equity Incentive Plan also provides for the grant of share awards. A share award is an award of Common Shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. A share award may be subject to vesting or other requirements or restrictions that are stated with reference to one or more “performance goals” as described below under “—Performance Goals; Individual Limits.” The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our Compensation Committee may determine. A participant who receives a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares; provided, however, that the Equity Incentive Plan provides that dividends payable on a share award that does not vest solely on account of continued employment or service will be payable when, and only to the extent that, the underlying share award vests. During the period, if any, when share awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of their share award shares, (ii) the Company will retain custody of the certificates and (iii) a participant must deliver a share power to the Company for each share award.
Share Appreciation Rights
The Equity Incentive Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, Common Shares, or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of the Common Shares on the date of exercise over the shares’ fair market value on the date of grant (the “initial value”). Share appreciation rights will become exercisable in accordance with terms prescribed by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or independently from an option grant. The term of a share appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive share option awarded to a “ten percent shareholder.”
Except in the case of share splits, share dividends and other changes in our capitalization, the Equity Incentive Plan prohibits re-pricing of outstanding share appreciation rights without the approval of shareholders; the initial value of an outstanding share appreciation right cannot be reduced without shareholder approval. In addition, the Equity Incentive Plan prohibits cash buyouts of share appreciation rights: no payment may be made on account of the cancellation of a share appreciation right if the initial value exceeds the fair market value of a Common Share.
Performance Units
The Equity Incentive Plan authorizes our Compensation Committee to grant performance units. Performance units represent the participant’s right to receive an amount, based on the value of the Common Shares, if performance goals established by the Compensation Committee are achieved. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may be stated with respect to the performance criteria described below under “Performance Goals; Individual Limits” or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, Common Shares, or a combination thereof.

Other Equity-Based Awards
Our Compensation Committee may grant other types of share-based awards as other equity-based awards under the Equity Incentive Plan. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to other equity-based awards. Performance goals may be stated with respect to the performance criteria described below under “Performance Goals; Individual Limits” or such other criteria determined by our Compensation Committee. Other equity-based awards are payable in cash, our Common Shares or other equity securities, or a combination thereof, determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee.
Other equity-based awards may be granted in the form of LTIP units. LTIP units are a special class of partnership interests in our operating partnership, designated as LTIP Class A Units or LTIP Class B Units. Each LTIP unit awarded will be deemed equivalent to an award of one Common Share under the Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, or whether the LTIP units have reached full parity with the operating partnership units or not, will receive the same per-unit profit distributions as units of our operating partnership, which profit distribution will generally equal per share distributions on our Common Shares. This treatment with respect to distributions is similar to the expected treatment of share awards, which will generally receive full distributions whether vested or not (but subject to the satisfaction of any performance vesting requirement). Initially, LTIP units will not have full parity with operating partnership units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership units, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units, including exchange rights which includes the right to redeem the operating partnership units for Common Shares or cash, at our option. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a participant will realize for a given number of vested LTIP units will be less than the value of an equal number of Common Shares.
Incentive Awards
The Equity Incentive Plan also permits the grant of incentive awards. An incentive award is an opportunity to earn a payment upon the terms and conditions prescribed by our Compensation Committee. The terms and conditions may provide that the incentive award will be earned only to the extent that the participant, the Company, or an affiliate achieves objectives measured over a period of at least one year. The objectives may be stated with reference to one or more of the performance criteria described below under “Performance Goals; Individual Limits” or such other criteria determined by our Compensation Committee. If an incentive award is earned, the amount payable will be paid in cash, Common Shares, or a combination thereof.
Dividend Equivalent Rights
Our Compensation Committee may grant dividend equivalent rights in connection with the grant of performance units and other equity-based awards. Dividend equivalent rights may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been invested in Common Shares) and may be payable in cash, Common Shares, or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalent rights. However, as noted above, the Equity Incentive Plan provides that amounts payable under dividend equivalent rights that relate to an award subject to performance vesting requirements will be payable when, and only to the extent that, the underlying award vests.
Change in Control
If we experience a change in control, the Compensation Committee may, at its discretion, provide that all outstanding options, share appreciation rights, share awards, performance units, other equity-based awards or incentive awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The Compensation Committee is also authorized to provide that (i) all outstanding options and share appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding share awards will lapse upon the change in control and (iii) performance units, other equity-based awards or incentive awards will become earned in their entirety. The Compensation Committee may also provide that participants must surrender their outstanding options, share appreciation rights, share awards, performance units, other equity-based awards and incentive awards in exchange for a payment, in cash or Common Shares or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and share appreciation rights, the amount by which that transaction value exceeds the exercise price).

In summary, the Company believes a change in control under the Equity Incentive Plan is defined conservatively and only occurs if:
•a person, entity, or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 50% of our combined voting power or Common Shares;
•we merge into another entity unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent (i.e., actual consummation of a merger is required; mere offers or agreements to merge do not suffice);
•we sell or dispose of all or substantially all of our assets (i.e., actual consummation of a sale or disposition is required; mere offers or agreements to sell or dispose do not suffice); or
•during any period of two consecutive years individuals who, at the beginning of such period, constitute the Board together with any new trustees (other than individuals who become trustees in connection with certain transactions or election contests) cease for any reason to constitute a majority of the Board.
Performance Goals; Individual Limits
The Equity Incentive Plan includes limits on the benefits that any participant may receive in a stated period. The Equity Incentive Plan provides that no participant may be granted, in any calendar year, awards with respect to more than 855,656 Common Shares, regardless of whether the award or awards are granted as options, share appreciation rights, share awards, performance units or other equity-based awards or any combination thereof (i.e., all awards other than incentive awards).
The Equity Incentive Plan has a separate limit that is applicable only to incentive awards. The maximum amount of cash that any participant may receive in any calendar year from payments under incentive awards is the lesser of $2.5 million and 250% of the participant’s base salary (as in effect on the date the incentive award is granted and before giving effect to any salary reduction or deferral election). If we settle an incentive award in Common Shares rather than cash, the value of the Common Shares is subject to the same limit.
The Equity Incentive Plan also identifies performance criteria that may be used to establish performance goals that will determine whether an award becomes vested or is earned. The Compensation Committee may prescribe that an award that is intended to qualify as performance based compensation will become vested or be earned only upon the attainment of one or more performance goals or objectives stated with respect to one or more of the following, alone or in combination:

•funds from operations (“FFO”);	•return on equity;
•adjusted FFO;	•total earnings;
•earnings before income taxes, depreciation, and amortization (“EBITDA”);	•revenues or sales;
•adjusted EBITDA;	•earnings per Common Share;
•hotel-level EBITDA;	•return on capital;
•hotel revenues;	•market price per Common Share; and
•total shareholder return.
A performance goal or objective stated with respect to one or more of these criteria may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. In establishing a performance goal or objective, the Compensation Committee may exclude any or all special, unusual or extraordinary items as determined under generally accepted accounting principles, including the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items and the cumulative effects of accounting changes. The Compensation Committee may also adjust performance goals or objectives to reflect the impact of unusual or non-recurring events affecting the Company and for changes in applicable tax laws and accounting principles.
Return of Awards; Repayment
The Equity Incentive Plan provides that all awards, and all payments under awards, are subject to the Company’s clawback policy as in effect on the date that a payment was made or an award was granted, settled, vested, or earned, as applicable. We have adopted a policy regarding the recovery of erroneously awarded compensation, also known as a clawback policy.
To the extent required by the policy, a participant will be required to return any award (if not previously exercised or settled) or to return any payment previously made with respect to an award (if the award has vested or been settled).
See also “Corporate Governance Information—Corporate Governance Highlights—Clawback Policy.”

Amendment; Termination
The Equity Incentive Plan may be amended or terminated at any time by the Board; provided that no amendment may adversely impair the benefits of participants under outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the Equity Incentive Plan, materially increases the aggregate number of Common Shares that may be issued under the Equity Incentive Plan or materially modifies the requirements as to eligibility for participation in the Equity Incentive Plan.
The Equity Incentive Plan, as amended by the Amendment, provides that no additional awards may be granted after June 30, 2036.
Federal Tax Consequences
Counsel advised us regarding the federal income tax consequences of the Equity Incentive Plan. No income is recognized by a participant at the time an option or share appreciation rights is granted. If the option is an incentive share option, no income will be recognized upon the participant’s exercise of the incentive share option. Income is recognized by a participant when they dispose of shares acquired under an incentive share option. The exercise of a nonqualified share option or a share appreciation right generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares’ fair market value and the option price or the amount paid in settlement of the share appreciation right.
Income is recognized on account of the grant of a share award or an other equity-based award when the shares or other property subject to the award first become transferable or are no longer subject to a substantial risk of forfeiture. At that time, the participant recognizes ordinary income equal to the fair market value of the Common Shares or other property, less any amount paid by the participant for the Common Shares or other property. Under current law, a participant is not expected to recognize income upon the grant or the vesting of LTIP units granted under an other equity-based award. Under current law, a participant is not expected to recognize income upon the grant or the vesting of LTIP units granted under an other equity-based award.
No income is recognized upon the grant of performance units or incentive awards. Income will be recognized on the date that payment is made under the performance units or incentive award in an amount paid in settlement of the performance units or incentive award.
The employer (either the Company or its affiliate) generally will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified share option or share appreciation right, the vesting of a share award or other equity-based award and the settlement of performance units and incentive awards. The amount of the deduction generally is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or exercise of an incentive share option but may claim a federal income tax deduction on account of certain dispositions of shares acquired under an incentive share option.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal, provided that the total vote cast on this proposal represents more than 50% of all the Common Shares entitled to vote on this proposal. Abstentions and broker non-votes will have the same effect as votes against this proposal, unless holders of more than 50% of the votes entitled to be cast vote, in which event broker non-votes will have no effect on the result of the vote.

☑	The Board of Trustees recommends that you vote “FOR” on Proposal 4 – Approval of an Amendment to the 2009 Equity Incentive Plan.

CORPORATE GOVERNANCE INFORMATION
The Board is responsible for providing governance and oversight of the strategy, operations, and management of the Company on behalf of our shareholders. In addition to our Declaration of Trust, the Board has adopted the following key documents that form the governance framework for the Company. We review each of these documents periodically and update them as needed:
•Bylaws;
•Corporate Governance Guidelines;
•Code of Business Conduct and Ethics;
•Charter of the Audit Committee;
•Charter of the Compensation Committee;
•Charter of the Nominating and Corporate Governance Committee; and
•Whistleblower Policy.

We make these documents available under the Investor Relations section of our website at www.pebblebrookhotels.com. Printed copies of these documents are also available free of charge upon written request to Investor Relations at investors@pebblebrookhotels.com or by phone at (240) 507-1306.

CORPORATE GOVERNANCE HIGHLIGHTS
We have a history of supporting and implementing strong, sound corporate governance practices and policies that best serve the interests of our shareholders, and we remain committed to continuing that tradition. Throughout each year, our management team typically meets with shareholders responsible for over 75% of the Common Shares, discussing our governance practices and hearing shareholders’ perspectives. Our practices and policies include, among other things, the following:

Governance Practice, Policy		Description

☑	Shareholder Right to Proxy Access (“3/3/20/20”)	• A shareholder (or group of up to 20) owning at least 3% of outstanding Common Shares for at least 3 years may submit trustee nominees (up to 20% of the Board, rounded down) for inclusion in our proxy statement.
• Adopted in 2016 after extensive conversations with shareholders holding over 75% of outstanding Common Shares.

☑	Shareholder Right to Amend Bylaws (“3/3/20/20”)	• A shareholder (or group of up to 20) owning at least 3% of outstanding Common Shares for at least 3 years may make binding proposals to adopt, alter or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement.
• Adopted in 2016 after extensive conversations with shareholders holding over 75% of outstanding Common Shares.

☑	Annual Election of Trustees	Each trustee serves only a one-year term.

☑	Non-Classified Board; Shareholder Approval Required to Classify	The Board is not classified, and we cannot classify without shareholder approval (i.e., we opted out of the Maryland Unsolicited Takeovers Act).

☑	Majority Voting for Trustees	In uncontested elections, each trustee nominee must receive a majority of votes cast to be elected to the Board.

☑	Trustee Resignation Policy	Trustee nominees who receive more votes against than votes for must submit their written resignation to the Board.

☑	No Shareholders Rights Plan	We do not have a poison pill.

☑	Independent Majority of Board	All of our trustees, other than our Chief Executive Officer, are independent (86%).

☑	Independent Board Committees	All committees of the Board have only independent trustees as members.

☑	Lead Trustee	Bonny W. Simi, an independent trustee, is the Lead Trustee and presides over the Board’s executive sessions and meetings when the Chairman is absent.

☑	Regular Executive Sessions	Our independent trustees meet at least quarterly without the presence of any of our officers or employees.

☑	Robust Annual Board Self-Assessment	The Nominating and Corporate Governance Committee conducts an annual survey of each trustee to elicit and deliver feedback regarding trustees, the Board, and the Board’s committees.

☑	Diversity of Board	• Gender: 29% female overall, 33% of independents (two trustees) • Race: 14% African-American/Black overall, 17% of independents (one trustee)

☑	Tenure of Non-Executive Trustees	• > 10 years: 83% (five trustees) • > 5 years and ≤ 10 years: 17% (one trustee) • ≤ 5 years: 0%

Governance Practice, Policy		Description

☑	Corporate Sustainability and Responsibility Committee	• We have an active CSR Committee, whose membership includes three independent trustees. • The CSR Committee reports directly to the Board’s Nominating and Corporate Governance Committee.

☑	Enterprise Risk Assessment and Management
• Thorough annual review and assessment, and reporting to the Board, of material enterprise risks, including cybersecurity risks.

• Each risk is assigned to an officer, who is responsible for on-going management and mitigation of the risk.

•  Audit Committee actively monitors risks that could affect financial reporting.

☑	Open Communication	• We encourage and have open communication and strong working relationships among the Lead Trustee, Chairman and other trustees. • Our trustees regularly meet with management and with employees.

☑	Equity Ownership Guidelines: •Executive Officers (5x - 3x) •Trustees (3x)	• Recommended ownership of Company equity by our executive officers: a value of at least 5 times (CEO) or 3 times (CFO and CIO) annual base salary.
• Recommended ownership of Company equity by our independent trustees: a value of at least 3 times annual compensation (including chairperson fees).
• Each person has 5 years after becoming an executive officer or trustee (or after an increase of compensation levels) to attain the recommended level of ownership.

☑	Clawback Policy (Compensation Recoupment) (fully complies with Rule 10D-1 and NYSE listing standards)
• If the Company is required to prepare an accounting restatement of its previously filed financial statements due to material noncompliance with any financial reporting requirement under federal securities laws, the Board will require reimbursement or forfeiture of any incentive compensation that has been paid but that would not have been paid based on the subsequently restated financial statements.

• Reimbursement or forfeiture will be required even if fraud, intentional misconduct, or illegal behavior were not involved in such noncompliance.

☑	Prohibition on Hedging	Our insider trading policy prohibits officers, trustees, and all employees from, among other activities, engaging in short-term or speculative transactions in the Company’s securities or that may lead to inadvertent violations of insider-trading laws. We prohibit short sales of the Company’s securities and transactions in publicly traded options on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other market.

☑	Prohibition on Pledging	We have adopted a policy that prohibits officers, trustees, and all employees from pledging the Company’s securities as collateral to secure any loan, including any margin account loans.

FOCUS ON SHAREHOLDER RIGHTS
Shareholder Right to Proxy Access
We were one of the first lodging REITs to provide our shareholders with a right to submit trustee nominees for inclusion in our proxy statement if both the shareholder proponents and the trustee nominees satisfy the requirements specified in our Bylaws. We refer to this right as “proxy access.”
After extensive conversations throughout 2016 with shareholders holding over 75% of the outstanding Common Shares, several of whom had owned Common Shares since the IPO, we adopted a “3/3/20/20” model for proxy access in 2016. A shareholder (or a group of up to 20 shareholders) owning at least 3% (0.1% for each group member) of the outstanding Common Shares for at least 3 years may submit trustee nominees (up to 20% of the Board, rounded down) for inclusion in our proxy statement by satisfying the requirements specified in Sections 11 and 12 of Article II of our Bylaws.

Shareholder Right to Amend Bylaws
We were one of the first lodging REITs to provide our shareholders with the right to make binding proposals to amend our Bylaws by the affirmative vote of the holders of a majority of the Common Shares then outstanding and entitled to vote.
After extensive conversations throughout 2016 with shareholders holding over 75% of the outstanding Common Shares, several of whom had owned Common Shares since the IPO, we adopted a “3/3/20” model for bylaws amendments proposals in 2016. A shareholder (or a group of up to 20 shareholders) owning at least 3% (0.1% for each group member) of the outstanding Common Shares for at least 3 years may make binding proposals to adopt, alter or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement by satisfying the requirements specified in Sections 11 and 12 of Article II of our Bylaws.

INDEPENDENCE OF TRUSTEES
Our Corporate Governance Guidelines require that a majority of our trustees be independent. The Board has adopted the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each trustee. The categorical standards describe various types of relationships that could potentially exist between a trustee and the Company and sets thresholds at which such relationships would be deemed material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between the Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board will deem such person to be independent.
Under these criteria, the Board has determined that the following six members, or 86%, of the Board are independent: Cydney C. Donnell, Ron E. Jackson, Phillip M. Miller, Michael J. Schall, Bonny W. Simi and Earl E. Webb.

BOARD MEETINGS
The Board holds regularly scheduled meetings, in person when possible, four times each year and, if needed, also holds special meetings. During 2024, the Board held four regular meetings and the independent trustees held an executive session at each of the four regular meetings. Ms. Simi, as the Lead Trustee, presided over all of the executive sessions. Each trustee attended 100% of the meetings of the Board. The Board does not have a policy with respect to trustees’ attendance at annual meetings of shareholders, and, because of the routine nature of annual meetings and historical and anticipated low levels of in-person shareholder participation at annual meetings, trustees are not expected to attend the Annual Meeting. None of the trustees attended our annual meeting of shareholders in 2024.

BOARD LEADERSHIP STRUCTURE
Lead Trustee
Ms. Simi serves as the Lead Trustee in addition to serving as the Chairperson of the Nominating and Corporate Governance Committee. The Lead Trustee presides over executive sessions of the independent trustees and meetings of the full Board when our Chairman is absent, in each case coordinating the agenda and moderating the discussion. The Lead Trustee may also, as needed, call meetings of the independent trustees. The Lead Trustee also serves as the principal liaison between the independent trustees and our Chief Executive Officer in discussing issues from the Board’s executive sessions and other meetings of the independent trustees.
Chairman of the Board
Mr. Bortz serves as both our Chairman of the Board and our Chief Executive Officer. We believe that it is in the best interests of the Company and our shareholders for Mr. Bortz to serve as our Chairman, because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We believe that regular meetings of independent trustees, without management present, and permitting each trustee to add items to the agenda of meetings of the Board and its committees mitigate the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on the Board.

CORPORATE SUSTAINABILITY AND RESPONSIBILITY
Our Corporate Sustainability and Responsibility (“CSR”) Committee, which reports to the Nominating and Corporate Governance Committee of the Board, sets our sustainability and social responsibility strategy and oversees implementation and reporting. The committee has seven members, including three of our independent trustees (Ms. Simi, Ms. Donnell, and Mr. Miller), Mr. Martz and three of our employees. Chaired by Ms. Simi, the committee is charged with creating relevant corporate sustainability and social policies, setting baselines, engaging stakeholders, and encouraging continuous monitoring and improvement.

We have built achievement of corporate sustainability and responsibility goals into the compensation program for our executive officers and other employees. Since 2022, 10% of our named executive officers’ (and employees’) target cash incentive bonus each year has been determined by the degree to which the Company successfully continues the development of its corporate sustainability and responsibility program and meets the program's commitments.
In 2024, we added multiple initiatives to achieve our corporate commitment to reduce our greenhouse gas emissions intensity by 35% by 2030. We believe that by focusing on achieving this goal, while remaining committed to better understanding the ever-evolving social and environmental impacts our business has on the communities in which we operate, we will be best equipped to deliver attractive, risk-adjusted long-term total returns to our shareholders. Throughout the year, we expanded our efforts to support charitable organizations, and we remained committed to our values of corporate sustainability and responsibility.
In 2024, we demonstrated our dedication to addressing social, sustainable and governance risks as we:
•retained a leading provider of sustainability programs and data management for the hospitality industry to review the environmental footprint of Mission Bay Resort and Westin Gaslamp Quarter in San Diego and to analyze opportunities for resource efficiency;
•completed a thorough audit of our sustainability-focused best practices;
•continued our Green Ambassador Program at our properties across our portfolio; and
•caused the 1 Hotel San Francisco to receive a gold LEED certification through a comprehensive redevelopment investment.
As we continue with our efforts to reduce the intensity of our greenhouse gas emissions, we encourage and train our teams to identify and leverage resource efficiency opportunities to reduce operating costs, carbon emissions and the overall environmental footprint of our properties. As part of this best-practices initiative, we have developed a more in-depth, detailed, and rigorous program by which our asset management team can identify and track opportunities to enhance efficiencies in building, engineering and operations such as HVAC systems, waste management and water usage. While we rely on our major brand and third-party hotel operators to drive sustainability in hotels that we own, we continue to undertake a more proactive approach to supporting our independent third-party hotel operators in initiatives to position the Company as a sustainability leader in the U.S. lodging sector.
In 2024, we continued the development of a database of key equipment across our portfolio which we will assess through a sustainability lens to populate a prioritized list of potential investments to reduce our hotel emissions based on cost-benefit analysis. This database helps us track the expected lifetime efficiency of major capital equipment and assess the right time to upgrade and invest in more efficient alternatives. Having a clear line of sight regarding opportunities to replace energy-intensive equipment such as HVAC systems and boilers can help us achieve our 2030 reduction goal for greenhouse gas emissions intensity.
In 2024, we continued our Green Ambassadors Program throughout our portfolio. We believe that by having Green Ambassadors at our properties we can make significant progress towards our environmental sustainability goals, because the Green Ambassadors are involved in their respective hotel’s day-to-day operations and can drive sustainable practices at our properties. We are working collaboratively with our diverse pool of third-party hotel operator partners to develop property-level management targets and reduction plans for energy-usage, carbon emissions, water usage and waste. Through our Green Ambassador Program, we encourage our hotels and guests to make sustainable choices such as conserving water through linen-reuse initiatives or conserving energy by leveraging occupancy sensors. Mr. Martz met with the Green Ambassadors in 2024 to discuss the Company’s environmental sustainability vision and goals and to discuss how each property can make an impact on our overall environmental and social responsibility program.
In addition to the above initiatives, we have made strides to promote our environmentally friendly values and social responsibility principles at our hotel properties and corporate headquarters. Since 2016, we have invested over $20 million in efficiency projects across our portfolio, including energy conservation, greenhouse gas emission reduction, water conservation and waste reduction. In 2024, these projects included installing kitchen devices to reduce cooking oil usage and waste, adding water dispensers in guestrooms to eliminate single-use plastic bottles, installing shower flow limiters and faucet flow controllers to control water flow rates and utility costs, and setting up rooftop planters to improve air quality and urban biodiversity and reduce heat absorption, lowering cooling costs. Furthermore, at some of our hotels, we upgraded certain lighting to LED bulbs, which consume less power, last longer and reduce maintenance costs while lowering greenhouse gas emissions. Our corporate office bottleless water dispenser continues to encourage reuse practices and reduced the use of plastic-bottled water, and we introduced composting, allowing us to reduce our general waste stream along with methane emissions from landfills. Our sixth annual Corporate Sustainability Report contains detailed information about our program, including highlights of the investments we have made and their benefits to the environment and the community.

In addition to our climate-related initiatives, we are also deeply committed to honoring the sociocultural fabric of the communities in which our hotels and resorts operate. We were pleased to enhance our community engagement, philanthropic activities, and charitable donations in 2024. For example:
•We supported multiple charities, either directly or through the charitable matching program that Pebblebrook offers to its employees. These charities include, among others, Community of Hope, Shatterproof, Best Buddies, Alzheimer’s Association, Feeding America, Leukemia & Lymphoma Society, National Multiple Sclerosis Society, St. Jude Children’s Research Hospital, and the World Central Kitchen;
•We encouraged employee wellness by organizing events such as a step challenge in support of the American Heart Association, and a self-care and Employee Appreciation Day during which the Company offered 20 chair massages and distributed over 35 appreciation gift bags, reinforcing the Company's commitment to employee mental health;
•The Company collected clothing items and feminine products for FAIR Girls Inc., a nonprofit aiding victims of human trafficking and vulnerable communities, and partnered with The National Center for Children and Families for the Angel Tree Program, inviting employees to donate gifts to children in the foster care system and ensuring they receive holiday presents during the holiday season; and
•The Company strengthened its commitment to corporate responsibility by requiring all employees to complete Mandatory Unconscious Bias Training.
We also financially support our hotel properties as they embark on charitable and community events. Some examples include:
•Revere Hotel Boston Common provided lunches to Boston Police during the Boston Marathon, hosted the Massachusetts Down Syndrome Congress Class and held a culinary master class for students;
•Mondrian Los Angeles volunteered at the Hollywood Food Coalition, helping to provide meals and essential resources to individuals experiencing food insecurity;
•Montrose at Beverly Hills supported the West Hollywood Elementary fundraising gala, and Beverly Hills Fire Department Backdraft Ball through donations and event support;
•Hyatt Regency Boston Harbor held Career Builder Days for Northeast Arc, providing adults with disabilities with hands-on learning opportunities in the hospitality industry, organized community cleanups, conducted clothing, school supplies and necessity drives, and supported foundations such as the St. Jude Children's Research Hospital, American Foundation for Suicide Prevention and November Foundation,
•Newport Harbor Island Resort raised money for Give Kids The World, a nonprofit that provides cost-free vacations for critically ill children and their families and supported the Dr. Martin Luther King Jr. Community Center with food and toy drives; and
•Marker Key West Harbor Resort and Southernmost Beach Resort donated for Hurricane Helene relief.
We remain committed to broadening our talent pipeline, ensuring equitable recruitment practices, and expanding our outreach to a wider range of undergraduate institutions to enhance geographic and experiential diversity within our Company. As of December 31, 2024, women comprise over 52% of our workforce, and 23% of employees are people of color. Additionally, 50% of our non-employee trustees are female or African-American/Black.
Pebblebrook is an active member of both Nareit and the American Hotel & Lodging Association (“AHLA”), both of which have focused on fighting human trafficking, harassment and forced labor, raising the minimum wage and other vital social responsibility matters. Pebblebrook is committed to AHLA’s 5-star promise on sexual assault and employee safety. Our Chief Executive Officer helped determine and guide AHLA’s priorities and plans, including whether and how to address these and other social issues, as an officer and leader of AHLA in 2018 (Treasurer), 2019 (Vice Chair of its Board), 2020 (Chair of its Board), 2021 (Chair Emeritus of its Board) and presently (member of AHLA’s Executive Committee and an Officer of AHLA). In addition, he took an active role in many of the related educational campaigns. In addition, our Chief Financial Officer co-chairs the Global Finance Committee (GFC) and the AHLA Financial Management Committee. Both committees are comprised of members of a league of financial and operational leaders from leading global and international hotel brands, operators and owners that are presently commissioned to determine the financial and operating reporting standards for the hotel industry, including publishing the 12th Edition of the Uniform Systems of Accounts for the Lodging Industry (USALI), which incorporates enhanced sustainability reporting, including new energy, water and waste metrics, into financial reporting.
For information about our strong, sound corporate governance practices and policies that best serve the interests of our shareholders and our communications with shareholders holding the vast majority of our shares to discuss our governance practices and hear our shareholders’ perspectives, please see the sections of this Proxy Statement under the caption “Corporate Governance, Sustainability and Responsibility Information,” most particularly the sections under the captions “—Corporate Governance Highlights” and “—Focus on Shareholder Rights.”

The charter of the CSR Committee, our Corporate Sustainability Policy and our sixth annual Corporate Sustainability Report are available on our website at www.pebblebrookhotels.com.

INSIDER TRADING ARRANGEMENTS AND POLICIES
We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations. As part of this commitment, we have adopted an Insider Trading Policy governing transactions in our securities by our trustees, officers, employees, and consultants that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and the NYSE listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

BOARD COMMITTEES
The Board has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available under “Corporate Governance” in the Investor Relations section of our website at www.pebblebrookhotels.com. Each committee member meets the independence, experience and, with respect to the Audit Committee, the financial literacy requirements of the NYSE, the SEC, and our Corporate Governance Guidelines. Information about each of these committees is included in the following table.

Committee/Membership	Committee’s Primary Responsibilities		# of 2024 Meetings

Audit Committee
Earl E. Webb(1,2) Cydney C. Donnell(2) Ron E. Jackson(2) Bonny W. Simi(2,3)	•	Monitoring the integrity of our financial statements	4(4)
	•	Selecting our independent registered public accountants and monitoring their independence and performance
	•	Overseeing our financial reporting, including reviewing results with management and our independent registered public accountants
	•	Monitoring our risk assessment and management of significant risks to our financial reporting, including cybersecurity risks
	•	Overseeing our internal accounting controls
	•	Monitoring our REIT compliance procedures

Compensation Committee
Ron E. Jackson(1) Phillip M. Miller Michael J. Schall Earl E. Webb	•	Reviewing and recommending compensation for our senior officers	4(4)
	•	Administering and making awards under our long-term incentive award plans
	•	Retaining and terminating compensation consultants
	•	Administering other benefit programs of the Company

Nominating and Corporate Governance Committee
Bonny W. Simi(1,3) Cydney C. Donnell Phillip M. Miller Michael J. Schall	•	Recommending individuals to stand for election to the Board	4(4)
	•	Recommending Board committee composition
	•	Overseeing our corporate governance policies and procedures, including Board and trustee evaluations
(1)Committee chairperson.
(2)Determined by the Board to be an “audit committee financial expert.”
(3)Serves as the Lead Trustee.
(4)No committee members attended less than 75% of these meetings.

RISK MANAGEMENT OVERSIGHT
The Board takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers, who are responsible for the Company’s day-to-day risk management, present to the Audit Committee and the Board a comprehensive report on the material risks to the Company, including credit risks, liquidity risks, financial risks and operational risks (which includes cybersecurity risks). At that time, the management team also discusses the Company’s risk mitigation strategies and plans specific to each identified risk. If necessary, the Audit Committee or the Board may delegate specific risk management tasks to management or a committee of the Board. Throughout the year, management monitors the Company’s risks and updates the Audit Committee and the Board as new material risks are identified or risks previously presented by the Board materially change.
The Audit Committee also actively monitors risks to the Company throughout the year, particularly with respect to those that could affect financial reporting, and, with the aid of management, identifies any additional risks that need to be elevated for the consideration of the full Board.

COMMUNICATIONS WITH THE BOARD, LEAD TRUSTEE, INDEPENDENT TRUSTEES AND AUDIT COMMITTEE
Any shareholder or other interested party may communicate with the Board or any trustee by sending the communication to the Company’s corporate offices at 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814 in care of the Company’s Secretary. All communications should identify the party to whom it is being sent, and any communication which indicates it is for the Board or fails to identify a particular trustee will be deemed to be a communication intended for the Chairman of the Board.
In addition, the Audit Committee has adopted confidential, anonymous processes for anyone to send communications to the Audit Committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit, or internal controls issues. Any party may contact the Audit Committee via mail to: Chairperson, Audit Committee of Pebblebrook Hotel Trust, c/o Mark W. Wickersham, Esq., Hunton Andrews Kurth LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Suite 200, Richmond, Virginia 23219.

CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS
Our Corporate Governance Guidelines, which apply to our officers, trustees and employees when such individuals are acting for or on our behalf, provide in writing that each trustee will disclose any potential conflicts of interest to the Board and, if appropriate, refrain from voting on a matter in which the trustee may have a conflict of interest. Our Code of Business Conduct and Ethics, which applies to our officers, trustees, and employees, requires our officers, trustees, and employees to report any actual or potential conflict of interest to a supervisor, manager or other appropriate personnel. Any waiver of our Code of Business Conduct and Ethics for our executive officers or trustees may be made only by the Board or one of the Board’s committees. We anticipate that any waivers of our Code of Business Conduct and Ethics will be posted on our website. Our Code of Business Conduct and Ethics can be found under “Corporate Governance” in the Investor Relations section of our website at www.pebblebrookhotels.com.
The Board is responsible for reviewing any transactions in which an executive officer or trustee, any trustee nominee, or any immediate family member of any such person has or will have a direct or indirect material interest. Our Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest by an employee, officer, or trustee except under guidelines approved by the Board. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board has not adopted a written policy for evaluating general conflicts of interest. In the event a conflict of interest arises concerning a matter to be voted on by the Board or any of its committees, the Board will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.
The Board has adopted a written policy for evaluating potential conflicts of interest with respect to investments by our trustees and executive officers in hotel properties. This policy provides that our trustees and executive officers may not acquire a controlling interest or a 5% or greater equity interest in any hotel property or hotel development project without first receiving approval from our Chief Executive Officer and the Nominating and Corporate Governance Committee. The policy does not apply to investments in publicly traded securities and passive investments in private entities such as limited partnerships or limited liability companies.

None of our NEOs has any indebtedness to the Company or any relationship with the Company other than as an employee and shareholder. Change-in-control severance agreements between the Company and our NEOs are described in the “Compensation Information—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies” section of this Proxy Statement.
We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

TRUSTEE INFORMATION

TRUSTEE NOMINEES
The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified candidates to serve on the Board. That committee has identified the following seven individuals to stand for election at the Annual Meeting. Each of these nominees is currently a member of the Board.
We believe that all of the nominees are intelligent, experienced, collegial, insightful, and proactive with respect to management and risk oversight, and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes, or skills of each nominee that led us to conclude that such person should serve as a trustee.

Jon E. Bortz
Age: 68 Trustee since: December 2009 Board Committees: None (Chief Executive Officer and Chairman of the Board)
Background
•	LaSalle Hotel Properties (“LaSalle”), then a publicly traded lodging REIT (April 1998 to September 2009) – Founder, President, Chief Executive Officer and a Trustee; Chairman of the Board (January 2001 until retiring from LaSalle)
•	JLL, Inc. (“JLL”) (1981 to April 1998) – Founder and President of Hotel Investment Group of JLL (from January 1994), oversaw all of JLL’s hotel investment and development activities; Managing Director of JLL’s Investment Advisory Division (January 1995 to April 1998), responsible for certain East Coast development projects; Senior Vice President of JLL’s Investment Division (January 1990 to 1995), responsible for East Coast development projects and workouts
•	Federal Realty Investment Trust (NYSE:FRT) – former member of the Board of Trustees and its Audit Committee and Nominating and Governance Committee (June 2005 to May 2021)
•	Nareit (formerly known as the National Association of Real Estate Investment Trusts) – member of the Advisory Board of Governors; former member of the Executive Committee and the Governance and Nominating Committee
•	American Hotel & Lodging Association (AHLA) – officer, member of the Executive Committee; Chair of HotelPAC; former Chair of the Board of Directors
•	B.S. in Economics from The Wharton School of the University of Pennsylvania; Certified Public Accountant (inactive)

Specific Qualifications and Skills
Among other qualifications, including being the founder of Pebblebrook Hotel Trust, Mr. Bortz brings to the Board executive leadership experience, including his long and distinguished career as chairman and chief executive of two publicly traded REITs in the lodging industry; extensive experience in hotel asset management and development; and deep experience addressing broad lodging-industry issues in collaboration with other owners and leaders of lodging brands, hotel management companies and REITs through his active leadership roles at AHLA and Nareit.

Cydney C. Donnell
Age: 65 Trustee since: December 2009 Board Committees: Audit; Nominating and Corporate Governance
Background
•	Zella Properties, LLC, an investments consulting firm (since 1997) – Founder and President
•	Mays Business School of Texas A&M University (“Mays School”) (January 2004 to December 2022) – Associate Department Head – Finance; Executive Professor (former Director of Real Estate Programs)
•	European Investors/E.I.I. Realty Securities, Inc. (“EII”) (1986 to 2003) – Chair of the Investment Committee (2002 to 2003); Head of the Real Estate Securities Group and Portfolio Manager (1992 to 2002); VP and Analyst (1986 to 1992)
•	RepublicBanc Corporation – real estate lending officer (1982 to 1986)
•	Nareit (formerly known as the National Association of Real Estate Investment Trusts) – member of the Institutional Advisory Committee
•	American Campus Communities, Inc., then a publicly traded, student-housing REIT (August 2004 to August 2022) – Chair of the Board of Directors; member of the Executive Committee and the Capital Allocation Committee of the Board
•	Trinity University – member of the Board of Trustees, the Investments Committee (chairperson) and the Executive and Operations Committee
•	Madison Harbor Balanced Strategies, Inc., a real estate fund of funds registered under the Investment Company Act of 1940, which was liquidated and deregistered in 2017 – served as member of the Valuation Committee (chairperson), the Nominating and Compensation Committee and the Audit Committee of the Board of Directors
•	B.B.A. from Texas A&M University; M.B.A. from Southern Methodist University
Specific Qualifications and Skills
Among other qualifications, Ms. Donnell brings to the Board executive leadership experience, including experience in the public real estate industry and investment experience in publicly traded real estate securities, along with experience from teaching courses in real estate investment and real estate capital markets and portfolio management, including modules on corporate governance, at the business school level.

Ron E. Jackson
Age: 82 Trustee since: December 2009 Board Committees: Compensation (Chair); Audit
Background
•	Meadowbrook Golf, a multi-faceted golf company with divisions in golf turf equipment, golf maintenance and golf operations (since January 2001) – President and Chief Executive Officer
•	Resort Condominiums International (“RCI”), a Cendant Company with 2,600 resorts in 109 countries (until 2001) – President and Chief Operating Officer
•	Chartwell Leisure, a hotel owner/operator, and developer (prior to RCI) – Chief Operating Officer
•	Sunbelt Hotels and Sunbelt Management Company, which was the largest franchisee of Hilton Hotels in the United States (prior to Chartwell Leisure) – Founder, President, and Chief Executive Officer
•	B.S. in Finance and Marketing from Brigham Young University; M.B.A. from the University of Utah

Specific Qualifications and Skills
Among other qualifications, Mr. Jackson brings to the Board executive leadership experience, including his experience as a chief executive of a large company in the golf industry, along with significant experience as a senior executive in the lodging and resort industry.

Phillip M. Miller
Age: 72 Trustee since: May 2011 Board Committees: Compensation; Nominating and Corporate Governance
Background
•	Miller Management Group LLC, a financial services and payments consulting firm (since September 2018) – President and Chief Executive Officer
•	First Data Corporation (September 2015 to September 2018) – Senior Vice President of Global Payment Relations and Sponsorships, managed First Data’s relationship with its payment networks and bank sponsors, globally
•	MasterCard Advisors (2005 to September 2015) – Global Head - Acquiring Knowledge Center, responsible for Electronic Payments Thought Leadership and consulting engagements with banks globally (March 2012 to September 2015); Senior Vice President and Group Head, responsible for the disciplines of market development and marketing for the e-commerce and retail business groups (January 2010 to March 2012); Global Solutions Leader, responsible for consulting engagements in strategy and information services for large banks and card acquirers globally (2005 to 2010)
•	Teleglobal International, LTD, a stored-value, secure online payments product (2002 to 2005) – Executive Chairman
•	Chase Merchant Services, LLC, a division of Chase Bank (2001 to 2002) – President and Chief Executive Officer
•	GE Money, the consumer financial services division of General Electric Company (1995 to 2001) – SVP Global Head of Marketing, Strategic Planning, and Product Development
•	Citibank’s International Private Banking business (1985 to 1995) – Vice President of International Product Development and Marketing
•	B.S. in Marketing and M.B.A. in International Business and Finance from The American University; Certificate of Corporate Governance - Effectiveness and Accountability in the Boardroom from J.L. Kellogg Graduate School of Management at Northwestern University
Specific Qualifications and Skills
Among other qualifications, Mr. Miller brings to the Board executive leadership experience, including his extensive experience as a senior executive in the financial services industry, along with his significant marketing and consulting expertise.

Michael J. Schall
Age: 67 Trustee since: December 2009 Board Committees: Compensation; Nominating and Corporate Governance
Background
•	National Storage Affiliates Trust (NYSE:NSA), a publicly traded self-storage properties REIT (since May 2024) - Member of the Board of Trustees
•	Essex Property Trust, Inc. (NYSE:ESS), a publicly traded multifamily REIT (“Essex”) (since 1993) – Advisor to the CEO (Independent Contractor, since April 1, 2024), Executive Director (March 2023 to March 2024); President and Chief Executive Officer (January 2011 to March 2023); Member of Board (1994 to May 2024); Senior Executive Vice President and Chief Operating Officer (2005 to January 2011), responsible for the strategic planning and management of Essex’s property operations, redevelopment and co-investment programs; Chief Financial Officer (1993 to 2005)
•	The Marcus & Millichap Company (1986 to 1993) – Chief Financial Officer of Essex’s predecessor, Essex Property Corporation
•	Churchill International, a technology-oriented venture capital company (1982 to 1986) – Director of Finance
•	Ernst & Young (then known as Ernst & Whinney) (1979 to 1982) – audit department, specializing in the real estate and financial services industries
•	American Institute of Certified Public Accountants – Member
•	National Multi Housing Council – Member
•	B.S. from the University of San Francisco; Certified Public Accountant (inactive)
Specific Qualifications and Skills
Among other qualifications, Mr. Schall brings to the Board executive leadership experience, including his distinguished career as a senior executive, chief executive, and board member of a publicly traded REIT, along with his extensive experience in accounting and finance.

Bonny W. Simi
Age: 63 Trustee since: April 2019 Board Committees: Nominating and Corporate Governance (Chair); Audit — also serves as Lead Trustee
Background
•	Joby Aviation, Inc. (NYSE:JOBY), a publicly traded manufacturer, owner and operator of electric vertical takeoff and landing (eVTOL) aircraft – President of Operations (since February 2024); Head of Air Operations and People (December 2020 through January 2024)
•	JetBlue Technology Ventures, LLC, the venture capital subsidiary of JetBlue Airways Corporation (“JetBlue”), which incubates, invests in and partners with early stage startups at the intersection of technology, travel, and hospitality – Advisor (December 2020 to June 2024); President (January 2016 to December 2020)
•	JetBlue – Advisor (December 2020 to June 2024); Vice President Technology Innovations (January 2016 to December 2020); Vice President Talent (September 2011 to January 2016), overseeing talent acquisition, performance management, succession planning, people analytics and organizational development; various operational, leadership and financial roles in Airports, System Operations, Call Center Operations and Flight Operations (September 2003 to September 2011)
•	United Airlines, Inc. (1990 to 2003) – airline pilot
•	United States Olympian (1984, 1988 and 1992) – three-time competitor in the luge
•	Network television commentator for the Olympics of 1994, 1998 and 2002
•	Red Lion Hotels Corporation (until March 2021, NYSE:RLH) (March 2017 to May 2020) – Member of the Board of Directors, Chair of its Compensation Committee and member of its Nominating and Corporate Governance Committee
•	United States Olympic and Paralympic Committee - member of the Nominating and Governance Committee of the Board of Directors
•	B.A. in Communications from Stanford University; M.S. in management from the Stanford Graduate School of Business; M.S. in Management Science and Engineering from the Stanford School of Engineering; M.S. in Human Resource Management from Regis University
•	Board Leadership Fellow with the National Association of Corporate Directors; CERT Certificate in Cybersecurity Oversight from the CERT Division of the Software Engineering Institute at Carnegie Mellon University
Specific Qualifications and Skills
Among other qualifications, Ms. Simi brings more than 30 years of operations, human resources, and technology experience to the Board, with executive leadership experience in the travel industry and experience as a director of a NYSE-listed hospitality and leisure company.

Earl E. Webb
Age: 68 Trustee since: December 2009 Board Committees: Audit (chair), Compensation
Background
•
9th Green Advisors LLC, a commercial real estate strategy and advisory firm serving investors in, occupiers of, and lenders to real estate assets throughout North America (since April 2021) – Founder and Managing Partner

•	Avison Young, LLC, a Canada-based commercial real estate company (September 2009 to April 2021) – Chairman, Global Capital Markets; member of the Board of Directors and its Audit and Executive Committees
•	JLL (January 2003 to August 2009) – Chief Executive Officer of JLL’s Capital Markets Group in the Americas, responsible for strategic direction and management of all capital markets activities throughout the region
•	Jones Lang LaSalle Americas, Inc. (1985 to December 2002) – Chief Executive Officer (February 1999 to Dec. 2002)
•	Continental Illinois National Bank (1981 to 1985) – Second Vice President in the Capital Markets Group
•	University of Virginia’s Center for Real Estate and the Built Environment and the McIntire Foundation Board of Trustees – Board Member
•	George Smith Partners/AXCS Capital – Advisory Board Member
•	Airwavz Solutions Inc. (a privately held in-building wireless company) – Advisory Board Member
•	B.S. from the University of Virginia; M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University
Specific Qualifications and Skills
Among other qualifications, Mr. Webb brings to the Board executive leadership experience, including his extensive experience as a senior executive in the real estate and financial services industries, along with his significant capital markets expertise, and his prior public board experience with JLL and Players International.

PROCESS FOR SELECTING TRUSTEES
Before each annual meeting of shareholders, the Nominating and Corporate Governance Committee considers the nomination of all current trustees and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, retirement of a trustee or for any other reason. In addition to considering incumbent trustees, the Nominating and Corporate Governance Committee identifies trustee candidates based on recommendations from the trustees, shareholders, management, and others. Although the Nominating and Corporate Governance Committee may in the future engage the services of a third-party search firm to assist in identifying or evaluating trustee candidates, no such firm was engaged in 2024.
The Nominating and Corporate Governance Committee annually evaluates the effectiveness of the Board as a whole and of each individual trustee and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience, and whether the average tenure of our trustees is appropriate for the Company. The Board considers trustee candidates, including those nominated by shareholders, based on a number of factors including: whether the candidate will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience, and willingness to devote adequate time to carrying out their duties as trustees of the Company. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience, background, and length of service on the Board to ensure that the Board has the necessary composition to perform its oversight function effectively. We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee does consider a broad range of factors when nominating trustee candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

PROCESS FOR SHAREHOLDERS TO RECOMMEND TRUSTEE NOMINEES
The Nominating and Corporate Governance Committee will consider appropriate nominees for trustees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by our shareholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other candidates. Nominations must be addressed to Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Raymond D. Martz, Secretary, and must describe the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a trustee if elected. In order for the nominee to be considered for the next annual election of trustees and be included in the proxy statement for that election, any such written request must comply with the requirements set forth in our Bylaws and as set forth below under “General Information—Solicitation of Proxies, Shareholder Proposals and Other Matters—Shareholder Proposals and Trustee Nominations for Inclusion in the 2026 Proxy Statement.”
In addition, shareholders have what is commonly known as the right to “proxy access.” A shareholder, or a group of up to 20 shareholders, owning at least 3% (0.1% for each group member) of the outstanding Common Shares continuously for at least the prior 3 years may nominate for election to the Board, and include in the Company’s proxy materials for its annual meeting of shareholders, nominees representing up to 20% of the number of trustees then serving on the Board (rounding down to the closest whole number). See “Corporate Governance Information—Focus on Shareholder Rights.”

TRUSTEE COMPENSATION
As summarized in the table below, our compensation program for trustees who are neither employed by nor otherwise affiliated with the Company includes an annual retainer and an additional amount for serving as the chairperson of one of the Board’s standing committees. At least 50% of the total fee for each trustee is paid in the form of Common Shares, but at their election, each trustee may opt to receive up to 100% of the total fee in the form of Common Shares. The program does not include any fees for attending meetings. Upon initially joining the Board, an independent trustee receives 2,500 restricted Common Shares, which vest pro rata over three years. The amounts shown in the following table for 2024 are the same as they were for 2023 and have not been increased since 2018.

Program Element	Amount	Form of Payment
Annual Retainer	$155,000	At least 50% in Common Shares (up to 100% at recipient’s election)
Committee Chairperson Annual Fees	$20,000 for Audit Committee $15,000 for Compensation Committee $10,000 for Nominating and Corporate Governance Committee
Meeting Attendance Fees	None
One-Time Grant upon Joining Board	2,500 restricted Common Shares (three-year pro rata vesting)
Equity Ownership Guidelines	Ownership of equity of the Company with a dollar value of at least 3 times annual compensation within 5 years after becoming a trustee (or after an increase of compensation levels)
As of December 31, 2024, all trustees were in compliance with the equity ownership guidelines.

Total compensation paid in January 2025 to our independent trustees for service in 2024 was as follows:

	Fees Earned or Paid in Cash
Name	Annual Retainer	Committee Chair Fee	Share Awards	Total(1)
Cydney C. Donnell	$155,000	—	—	$155,000	(2)
Ron E. Jackson	$155,000	$15,000	—	$170,000	(3)
Phillip M. Miller	$155,000	—	—	$155,000	(4)
Michael J. Schall	$155,000	—	—	$155,000	(5)
Bonny W. Simi	$155,000	$10,000	—	$165,000	(6)
Earl E. Webb	$155,000	$20,000	—	$175,000	(7)
(1)Any Common Shares paid in lieu of cash were valued at a price per share of $13.68, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.
(2)At election of trustee, 100% of trustee’s fee for service was paid in the form of 11,329 Common Shares.
(3)At election of trustee, 100% of trustee’s fee for service was paid in the form of 12,425 Common Shares.
(4)At election of trustee, 50% of trustee’s fee for service was paid in the form of 5,664 Common Shares.
(5)At election of trustee, 100% of trustee’s fee for service was paid in the form of 11,329 Common Shares.
(6)At election of trustee, 50% of trustee’s fee for service was paid in the form of 6,030 Common Shares.
(7)At election of trustee, 60% of trustee’s fee for service was paid in the form of 7,674 Common Shares.

AUDIT INFORMATION

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.
The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence and the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and discussed and received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in 2024 with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of the Company’s quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC.
The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact “independent.”
The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.
Each member of the Audit Committee is independent as defined by the NYSE listing standards and each member is financially literate. The Board of Trustees has identified each of Mr. Webb, Ms. Donnell, Mr. Jackson, and Ms. Simi as an “audit committee financial expert” within the meaning of the SEC rules.
Submitted by the Audit Committee of the Board of Trustees
Earl E. Webb (Chairperson)
Cydney C. Donnell
Ron E. Jackson
Bonny W. Simi

FEE DISCLOSURE
The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the years ended December 31, 2024 and 2023:

Fee Type	Year Ended December 31,
	2024	2023
Audit Fees	$1,625,525	$1,414,435
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,625,525	$1,414,435
Audit Fees
“Audit Fees” consist of fees and expenses billed for professional services rendered to audit financial statements, assess the effectiveness of internal control over financial reporting, review interim consolidated financial statements, review registration statements and prepare comfort letters, services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”
Tax Fees
“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
All Other Fees
“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

PRE-APPROVAL POLICY
All audit, tax and other services provided to us by KPMG LLP, our independent accountants, are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to KPMG that are described above were approved by the Board.

NAMED EXECUTIVE OFFICER INFORMATION
The following tables set forth information about our three executive officers, who are our named executive officers for purposes of this proxy statement (“NEOs”).

Name	Age	Position	At the Company Since
Jon E. Bortz	68	Chief Executive Officer and Chairman of the Board	December 2009
Raymond D. Martz	54	Co-President, Chief Financial Officer, Treasurer and Secretary	December 2009
Thomas C. Fisher	54	Co-President, Chief Investment Officer	January 2010

Jon E. Bortz
Background
Information about Mr. Bortz is set forth above under “Trustee Information—Trustee Nominees.”

Raymond D. Martz
Background
•	Phillips Edison & Company (since July 2021, NSM:PECO), one of the largest owners and operators of community shopping centers in the U.S. (August 2007 to November 2009) – Chief Financial Officer
•	Eagle Hospitality Properties Trust, Inc., then a NYSE-listed hotel REIT (May 2005 to August 2007) – Chief Financial Officer, Treasurer and Secretary
•	LaSalle Hotel Properties (April 1998 to May 2005) – Treasurer (2004 to 2005); Vice President of Finance (2001 to 2004); Director of Finance and Investor Relations (1998 to 2001)
•	JLL (October 1997 to April 1998) – Director of Finance
•	Tishman Hotel Corporation (1995 to 1997) – Associate, focusing on a variety of areas including asset management and real estate development
•	Orient Hotel Group, a private owner and operator of hotels (1994 to 1995) – several hotel operations roles
•	American Hotel & Lodging Association (AHLA) – Co-Chair of the Financial Management Committee
•	Global Finance Committee (formed by AHLA and Hospitality Financial and Technology Professionals) – Co-Chair
•	U.S. Green Building Council – founding member of the LEED User Group: Hospitality and Venues
•	B.S. from the School of Hotel Administration at Cornell University; M.B.A. from Columbia University

Thomas C. Fisher
Background
•	JLL (1996 to January 2010) – Managing Director—Americas, leading the national full-service investment sales platform; variety of roles prior
•	The Harlan Company, a New York investment banking boutique (1994 to 1996) – Associate, focused on commercial real estate investment services including investment sales, capital raises and tenant representation
•	Prudential Realty Group (1993 to 1994) – Real Estate Analyst, focused on general account investments covering multiple property types including hotel, office, and retail
•	American Hotel & Lodging Association (AHLA) – Past Chair of the Hospitality Investment Roundtable
•	B.S. with Distinction from the School of Hotel Administration at Cornell University

COMPENSATION INFORMATION

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (“CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Trustees (and the Board of Trustees has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.
Submitted by the Compensation Committee of the Board of Trustees
Ron E. Jackson (Chairperson)
Phillip M. Miller
Michael J. Schall
Earl E. Webb

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
This CD&A describes the Company’s compensation program and compensation decisions for our NEOs. However, we note that we generally use the same compensation program for almost all of our employees, not just for our executive officers. We compensate our other employees with cash-based salaries, cash incentive bonuses and long-term equity-based awards using the same performance metrics and payout percentages as for our NEOs. It is our belief that using this same program throughout the Company serves to align the interests of all of our employees, not just the interests of our executive officers, to the interests of our shareholders.
In deciding how to structure the Company’s compensation program, the Compensation Committee and the Board consider the results of the say-on-pay proposal made at the prior year’s annual meeting of shareholders. At our 2024 annual meeting, over 90% of votes cast were in favor of our “say-on-pay” proposal. The average approval rate since the inception of this advisory proposal in 2011 is approximately 90%. The Compensation Committee and the Board believe this strong level of support reflects a high degree of shareholder confidence that the Company’s compensation program is rewarding our executives appropriately, particularly following the changes we implemented in 2023 to address shareholder feedback.

Our Compensation Committee is committed to having a compensation program that aligns the interests of our NEOs with those of our shareholders. In response to extensive conversations with shareholders collectively holding more than 50% of our outstanding Common Shares, in 2023 we adopted and incorporated the following best practices into our compensation program and continued those practices in 2024:

☑	Committed not to make any special equity retention awards absent extraordinary circumstances.
☑	All performance metrics are objective and quantitative.
☑	Performance-based equity awards have a single multi-year measurement period (not less than three years), without any single-year portions.
☑	Threshold performance levels are established for every objective for annual cash incentive bonus and performance-based equity awards.
☑	Endeavor to maintain aggregate compensation of our NEOs to be below the average of lodging REITs.
☑	Each proxy statement contains clear disclosures, including clear rationale regarding Compensation Committee decisions and payouts on the annual cash incentive bonus.

Performance Highlights
In 2024, the Company navigated a dynamic and evolving market environment with significant opportunities and notable challenges. The Company faced persistent macroeconomic headwinds that impacted the transaction market and operating environment, including elevated inflation, rising interest rates and ongoing labor market challenges. The Company made significant strides in strengthening its balance sheet, securing multiple loan extensions, and raising new debt capital. These actions enhanced liquidity, positioning the Company to capitalize on strategic opportunities. The Company also navigated a prolonged and disruptive hurricane season, necessitating swift action to protect Company property and mitigate financial losses. Performance highlights for 2024 include the following:

•Successfully managed operating expenses - Successfully increased hotel-level productivity and operating efficiencies by implementing and auditing best practices, leveraging detailed benchmarking, and optimizing technology to streamline staffing levels and reduce energy and utility consumption. Additionally, the Company intensified efforts to reduce insurance program costs while simultaneously mitigating risk through targeted property improvements. As a result of the combined efforts to improve the Company’s hotels’ operating efficiencies, the growth of our hotels’ EBITDA per room for 2024 was the second highest among its peers.
•Continued development of the Corporate Sustainability and Responsibility program
◦Remained committed to the efficient use of natural resources and energy to ensure buildings are operating efficiently;
◦Further developed the Green Ambassador program to drive environmental sustainability practices at the properties;
◦Continued to track progress and develop plans to achieve long-term environmental targets for the Company’s hotel portfolio, including a 35% reduction of GHG emissions intensity by 2030;
◦Reached our goal to have 75% of the portfolio have occupancy sensors installed in more than 75% of meeting rooms;
◦Prepared for the adoption of AHLA’s new sustainability reporting standards in energy, water and waste;
◦Monitored and reported on the Company's environmental performance and alignment with the standards of the Task Force on Climate-Related Financial Disclosures (“TCFD”), including publication of the annual Corporate Sustainability Report;
◦Trained and raised employee awareness for the Company’s sustainability programs and practices;
◦Reached our goal to have 75% of the Company’s interior lightbulbs be LED;
◦Reviewed the prevalence of climate-related physical and transition risks;
◦Regularly monitored employee satisfaction and mental health through employee engagement, surveys and other feedback;
◦Encouraged hotels to have a close relationship with the communities in which they operate through economic development partnerships, charitable giving, community engagement, and other means;
◦Encouraged all suppliers and vendors who collaborate with the Company to follow the Company’s Supplier Code of Conduct;
◦Successfully achieved LEED Certification for 1 Hotel San Francisco; and
◦The Company continued its strategic investment in the Fifth Wall climate fund. Fifth Wall is one of the largest venture capital firms dedicated to technology for the global real estate industry and it promotes the integration of technologies to optimize buildings for increased energy efficiency, safety, and overall sustainability. The Company’s partnership with Fifth Wall allows the Company to pilot cutting-edge tools at its properties.
•Successfully developed a plan to address the Company’s 2025 term loan maturity
◦Successfully developed and executed a plan to complete a total of $1.6 billion of debt refinancing activity. This allowed the company to address $453 million in term loan maturities for 2024 and 2025, lower annual interest expenses, reduce 2027 debt maturities, and secure a new source of debt capital for future financing;
◦Quickly capitalized on favorable market conditions following the Federal Reserve’s rate cut, launching an unsecured notes offering that raised $400 million at an extremely attractive 6.375% amid strong investor demand; and

◦Strategically leveraged recent debt pay downs and transaction fees to negotiate an extension of the majority of the remaining $200 million 2025 term loan and the $650 million revolving credit facility to 2029, significantly extending debt maturities
•Strategically exercised patience to capture better transaction opportunities in the future
◦Continued to evaluate potential sales across the portfolio strategically, with a focus on slow-to-recover urban markets in a transaction market that had not accelerated despite the reduction in short-term interest rates in September and November 2024; and
◦Decided to forego numerous disposition opportunities at unattractive valuations in favor of remaining patient in anticipation of an improving transaction market in the future.
•Maintained and strengthened financial controls and risk management - The annual audit of our internal controls and procedures found no material weaknesses or significant deficiencies.
Compensation Highlights
In February 2024, the Compensation Committee established our 2024 compensation program. Highlights include:
•Annual base salary comprises only 14% of target total compensation for the CEO and 21% for the other NEOs.
•Target cash incentive bonus comprises 24% of target total compensation for the CEO and 22% for the other NEOs.
◦90% of target cash incentive bonus for 2024 is based on objective, quantitative criteria.
◦Each performance metric has a threshold level which must be met or payout on that metric will be zero.
◦Although the payout for each performance metric may be as much as 250% if maximum performance is achieved, no executive officer can receive more than a maximum of 200% of their target cash incentive bonus.
◦If a material weakness is found, the total payout will be capped at just 100%.
•Long-term equity-based awards are the largest components of our NEOs’ target total compensation (62% for the CEO and 57% for the other NEOs).
◦60% vest based on performance
▪Performance is measured after a three-year period, without any one-year measurement periods within the three-year measurement period;
▪Performance is measured with two metrics, not just one:
•70% of target is based on the Company’s total shareholder return (“TSR”) relative to the TSRs of the Company’s peers; and
•30% of target is based on the Company’s TSR alone;
▪In addition to target and maximum levels, each metric has a threshold level of performance which, if not met, will result in no vesting;
▪Target performance for the relative TSR metric is the 55th percentile, which requires out-performance of the median;
▪Maximum vesting is capped at 200% and will be capped at 100% of target if the Company’s TSR is negative for the period, regardless of relative performance; and
◦Just 40% of these awards will vest ratably over three years.
•No special retention equity award was granted to any of our NEOs.

Compensation Program Components
Our compensation program has three primary components, each of which serves certain purposes in compensating and rewarding our NEOs and creates alignment between our NEOs and our shareholders: (i) cash base salaries, (ii) cash incentive bonuses and (iii) two forms of regular long-term equity-based awards (performance-based vesting and time-based vesting).

Component	Type (% of 2024 target total)	Purpose

Annual Base Salary	Fixed 14% - CEO 21% - Other NEOs	• Compensates executives for carrying out the duties of the job
• Recognizes individual experience, skills, and performance
• Provides value to attract and retain talented executives

Cash Incentive Bonus	At-Risk / Performance-Based 61% - CEO 56% - Other NEOs	• Encourages accomplishment of annual business objectives
• Aligns interests of executives with those of our shareholders
• Provides value to attract and retain talented executives

Long-Term Equity (performance-based vesting)		• Encourages accomplishment of long-term business objectives critical to delivering shareholder value
• Aligns interests of executives with those of our shareholders
• Promotes executives’ ownership in the Company
• Provides value to attract and retain talented executives

Long-Term Equity (time-based vesting)	Vests over Time 25% - CEO 23% - Other NEOs	• Aligns interests of executives with those of our shareholders
• Promotes executives’ ownership in the Company
• Provides value to attract and retain talented executives
We also provide various health and welfare benefits to our NEOs that are generally the same as provided to all of our employees. These benefits are competitive with those offered by companies we compete with for talent and provide another tool that allows us to attract and retain talented executives.
The Compensation Committee and the Board have structured the program so that a significant portion of each NEO’s overall compensation: (i) is earned and paid over a period of more than one year; (ii) depends on the Company’s performance relative to that of peer lodging REITs; (iii) is, at target levels of compensation, measured against target total compensation paid by peer lodging REITs; and (iv) depends on the Company’s total absolute and relative shareholder returns and other absolute and relative performance measurements. In this compensation framework, if the Company has poor relative performance and/or poor total shareholder returns, our NEOs could receive incentive compensation below established target amounts (potentially as low as zero) and lower total compensation. In return, our NEOs should have an opportunity to earn overall compensation packages significantly greater than established target amounts in the event of superior relative performance and superior total shareholder returns.
The Compensation Committee and the Board have committed not to grant any special equity retention awards absent extraordinary circumstances.

The following two charts show the composition of total 2024 target compensation for our NEOs by form and by type. For each chart, (i) the center four “slices” show the percentages of the total represented by each component of the compensation program; (ii) the inner partial ring shows the percentage of the total compensation that is “at-risk” and may only be earned based on the level of attainment of performance goals; and (iii) the outer partial ring shows the percentage of the total composed of long-term equity awards.

2024 Compensation Mix Based on Target Total Amount
Target Pay Mix - CEO                Target Pay Mix - Other NEOs
In February 2024, the Compensation Committee and the Board determined each component of the 2024 compensation program for each of our executive officers. When determining the amounts for each component, the Compensation Committee and the Board sought to achieve the multiple goals of the program for each of the executive officers and decided on the amounts shown in the following table.

	Annual Base Salary	% above 2023	Target Cash Incentive Bonus	% above 2023	Target Long-Term Equity	% above 2023	Target Total Compensation	% above 2023
Jon E. Bortz (Chief Executive Officer)	$817,000	3.5%	$1,345,000	3.5%	$3,478,000	3.5%	$5,640,000	3.5%
Raymond D. Martz (Co-President and CFO)	$543,000	3.4%	$570,000	3.6%	$1,475,000	3.5%	$2,588,000	3.5%
Thomas C. Fisher (Co-President and CIO)	$543,000	3.4%	$570,000	3.6%	$1,475,000	3.5%	$2,588,000	3.5%
Total / Weighted Average							$10,816,000	3.5%
Annual Base Salary – Fixed, Not “At-Risk”
(14% - 21% of Target Total Compensation)
Annual base salary is the only component of the compensation paid to our NEOs whose value does not vary by share price or performance against certain metrics. For 2024, annual base salary as a percentage of target total compensation for each NEO comprised only 14% for Mr. Bortz and 21% for each of Mr. Martz and Mr. Fisher.
Because base salaries are just one component of total pay, we do not target base salaries to any specific level but do confirm that the base salaries for our NEOs are within market parameters using publicly available data, reports of compensation consultants (if retained by the Compensation Committee) and market knowledge. All decisions regarding annual base salary for our NEOs are made at the first Compensation Committee meeting of the year and take effect as of January 1 of that year.
The 2024 annual base salaries for our NEOs are set forth in the table above and in the Summary Compensation Table located elsewhere in this Proxy Statement.

Cash Incentive Bonus – At-Risk / Performance-Based Compensation
(22% - 24% of Target Total Compensation)
The Compensation Committee emphasizes the importance of incentive cash compensation as a component of total compensation for our NEOs. The Company believes this component of the Company’s compensation program is an investment in high-quality, successful employees who can improve the operational performance of the Company’s hotels and generate new business and transaction opportunities that create value for shareholders.
The cash incentive bonus program is intended to compensate our NEOs for achieving annual goals at both the corporate and hotel and resort property levels, as well as for implementing long-term plans and strategies. We do not guarantee any bonuses. Actual amounts paid based on performance may range from 0% to 200% of the target amounts.
Target Cash Incentive Bonus Amounts
For 2024, the Compensation Committee and the Board increased the amount of the target cash incentive bonus for our NEOs above the 2023 amounts by 3.5% for Mr. Bortz and by 3.6% for each of Messrs. Martz and Fisher.
As a result, the Compensation Committee and the Board established target cash incentive bonuses for 2024 for Messrs. Bortz, Martz, and Fisher of $1,345,000, $570,000, and $570,000, respectively. As a percentage of annual base salary for Mr. Bortz and each of Messrs. Martz and Fisher, the target amounts were 165% and 105%, respectively. As a percentage of target total compensation for Mr. Bortz and each of Messrs. Martz and Fisher, the target amounts were 24% and 22%, respectively.
Annual Objectives - Performance Expectations
To earn any of the cash incentive bonus, the Company had to perform against the six annual objectives in 2024 that the Compensation Committee set in February 2024. The objectives, all of which were quantitatively and objectively measurable, were designed to align the incentives of the Company’s employees and management with the interests of the Company’s shareholders.
The following table provides a summary of the performance metrics and objectives for the 2024 cash incentive bonus, their weightings and, for each, the results required to have any payout (threshold), target payout and maximum payout.

Performance Metric	Weighting	Objective		
		Threshold (50% payout)	Target (100% payout)	Maximum (250% payout) (1)
2024 Adjusted FFO per Share • Based on adjusted funds from operations per Common Share for 2024	25%	$1.30	$1.40	≥ $1.55
Dispositions • Based on the aggregate sales price of dispositions completed during 2024	20%	$37.5 Million	$75 Million	≥ $187.5 Million
Relative Hotel EBITDA per Key • Based on the year-over-year growth over 2023 of same-property hotel earnings before interest, taxes, depreciation, and amortization per key compared to that same metric for certain publicly listed hospitality REITs	10%	Sixth of eight	Fourth of eight	Second of eight
Portfolio RevPAR Penetration Improvement • Based on the year-over-year improvement over 2023 of the Company's hotel portfolio's RevPAR penetration index	15%	25 bps	50 bps	≥ 87.5 bps
CSR Results • Based on the Company's achievement of 14 goals under its Corporate Sustainability and Responsibility program in 2024	10%	8 of 14	10 of 14	14 of 14
Capital Markets and Balance Sheet • Based on the Company planning, developing, and implementing a strategy by year-end to address $410 million term loan maturing in 2025	15%	50% of debt maturities addressed	100% of debt maturities addressed	≥ 250% of debt maturities addressed
Accounting and Compliance • Based on the Company not having a material weakness in its financial controls for 2024	5%	No material weaknesses	No material weaknesses	No material weaknesses

(1)     Total payout will be capped at 200% even if maximum results for individual performance metrics are achieved and it will be capped at 100% if a material weakness is found.

The details of each annual performance metric and objective for 2024 are as follows:
•2024 Adjusted FFO per Share (25% weighting) - target performance required achieving the Company’s 2024 adjusted FFO per share target of $1.40, as adjusted to reflect hotel or real estate sold or acquired, including any respective balance sheet impacts and any quantifiable adjustment for properties impacted by named storms.
•Gross Proceeds from Dispositions in 2024 (20% weighting) - target performance required generating $75 million of gross sales proceeds to reduce the Company’s outstanding debt, increase reinvestment capacity and to provide capital for share repurchases.
•Relative Hotel EBITDA per Key Increase for 2024 (10% weighting) - target performance required generating hotel-level EBITDA per key fourth within a group of eight peer companies in the full-service hotel sector (Ryman Hospitality Properties, DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., Park Hotels & Resorts Inc., RLJ Lodging Trust, Sunstone Hotel Investors, Inc., Xenia Hotels & Resorts).
•Hotel RevPAR Penetration Index Improvement for 2024 (15% weighting) - target performance required improving the Company’s 2024 RevPAR penetration index by 50 bps over year-end 2023, excluding properties under major renovation in 2023 or 2024 for their respective months of renovation.
•Corporate Sustainability and Responsibility Results (10% weighting) - target performance required successful continued development of its Corporate Sustainability and Responsibility program and meeting 10 of the following 14 objectives:
◦Ensuring that 75% of the Company’s portfolio has occupancy sensors installed in more than 75% of meeting rooms;
◦Remaining committed to the efficient use of natural resources and energy to ensure buildings are operating efficiently and for building certifications as opportunities arise (such as LEED or Energy Star);
◦Preparing for the adoption in 2024 of the AHLA's new sustainability reporting standards in energy, water and waste;
◦Continuing to track progress and develop plans to achieve long-term environmental targets for the Company's hotel portfolio, including a 35% reduction of GHG emissions intensity by 2030;
◦Monitoring and reporting on the Company's environmental performance, including an annual Corporate Sustainability and Responsibility Report to shareholders;
◦Ensuring that 75% of the Company’s interior light bulbs are LED;
◦Training and raising employee awareness for the Company's sustainability programs and practices;
◦Reviewing annually with the Board the prevalence of climate-related physical and transition risks (per PEB's risk assessment);
◦Continuing to report on alignment with the standards of the TCFD in the Company's annual Corporate Sustainability and Responsibility Report;
◦Training and raising employee awareness on racial equity and inclusion – have the Racial Equity and Inclusion Team host ongoing training programs;
◦Remaining committed to our human rights and labor policies as adopted by the AHLA's 5-star promise;
◦Regularly monitoring employee satisfaction and mental health through employee engagement, surveys and other feedback;
◦Encouraging hotels to have a close relationship with the communities in which they operate through economic development, partnerships and other means;
◦Collaborating with vendors and encouraging suppliers to follow the Company's Supplier Code of Conduct; and
◦Obtaining LEED Certification for the 1 Hotel San Francisco.
•Capital Markets and Balance Sheet (15% weighting) - This objective required the Company to remain in compliance with all debt covenants across the Company’s outstanding debt agreements and to develop a plan to address the $410 million 2025 term loan maturity.
•Accounting and Compliance Goals (5%) - This objective requires the company to maintain a strong internal control environment to prevent any material weaknesses in its financial controls for 2024.
Annual Objectives - Performance Achieved
In February 2025, the Compensation Committee assessed performance against each annual objective to determine the payout percentage of target for the cash incentive bonuses as set forth in the following table:

Annual Objective	Result Achieved (actual)	Result Achieved (% of target)	Objective’s Weighting	Payout Achieved (% of target total)
2024 Adjusted FFO per Share	$1.68	250.0%	25.0%	62.5%
Gross Proceeds from Dispositions	$0 million	—%	20.0%	—%
Relative Hotel EBITDA per Key	Second of eight	250.0%	10.0%	25.0%
Portfolio RevPAR Penetration Index Growth	10 bps	—%	15.0%	—%
CSR Results	14 of 14	250.0%	10.0%	25.0%
Capital Market and Balance Sheet	> 250% of debt maturities addressed	250.0%	15.0%	37.5%
Accounting and Compliance	No material weaknesses	100.0%	5.0%	5.0%
Formula-driven total as % of target				155.0%
Discretionary				(5.0%)
Total payout as % of target				150.0%
Although the maximum level of performance was achieved for five of the seven Annual Objectives, the executive officers jointly recommended that the Compensation Committee reduce the payout percentage from the formula-driven 155% to a slightly lower amount. The executive officers made this recommendation due to the Company’s total shareholder return for 2024. Taking into account both this recommendation and the actual results of the Annual Objectives, the Compensation Committee determined, in its sole discretion, that it would reduce the payout percentage to 150%. As a result, Mr. Bortz was paid an actual cash incentive bonus of $2,017,500 and each of Messrs. Martz and Fisher was paid an actual cash incentive bonus of $855,000.

Long-Term Equity Incentive Awards – 60% as At-Risk / Performance-Based Compensation and 40% as Time-Based Vesting
(57% - 62% of Target Total Compensation)
The largest portion of compensation for our NEOs comes from long-term equity incentive awards. For 2024, the aggregate target dollar value of both forms of long-term equity incentive award as a percentage of target total compensation was 62% for Mr. Bortz and 57% for Messrs. Martz and Fisher. For each NEO, the target dollar value was increased from his 2023 amount by 3.5%.
In February 2024, the Compensation Committee and the Board decided that 60% of the target long-term equity amount for each executive officer should be awarded in the form of equity that will vest, if at all, based on specified performance metrics (performance-based vesting equity) and 40% should be awarded in the form of equity that will vest based on time (time-based vesting equity). The numbers of performance units and Common Shares to be awarded were determined based on the average of the closing prices per Common Share for the ten business days preceding the date of the setting of the executive officers’ target long-term equity amount.
The Equity Incentive Plan allows for long-term incentives to our executive officers, key employees and consultants and other service providers to the Company, its subsidiaries and advisors through grants of option rights, appreciation rights, restricted share awards, performance-based equity awards, LTIP units in our operating partnership and other forms of equity incentive awards. Awards granted to NEOs and other employees under the incentive plan are designed to provide grantees with an incentive to promote the long-term success of the Company in line with our shareholders’ interests. The awards align the recipients’ interests with the interests of shareholders by providing each recipient with an ownership interest in the Company and a stake in the Company’s success. The Equity Incentive Plan is administered by the Compensation Committee, which has the discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards. Awards may have a vesting period that is tied to each NEO’s or employee’s continued service to the Company or a specifically identified set of performance measures.
Long-term equity incentive awards for our NEOs with respect to a fiscal year are typically issued near the beginning of such fiscal year.

Awards of Performance-Based Equity - 60% of Value of Target Long-Term Equity Amount
(34% - 37% of Target Total Compensation)
In February 2024, Messrs. Bortz, Martz and Fisher each received an award of performance-based equity, in the form of performance units, which will vest in the form of Common Shares if, and only to the degree that, the long-term performance criteria established by the Board are met, provided that the recipient remains employed by the Company through the end of the applicable measurement period (or as otherwise described below under “—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards”).
The 2024 compensation program provides that 70% of the target number of performance units that may vest will be determined by the “Relative TSR Objective,” which is the Company’s TSR compared to the TSR of each member of a group of 10 publicly listed hospitality REITs, collectively referred to as the TSR Peer Group, over a three-year period ending December 31, 2026. The following companies comprise the “TSR Peer Group”: Apple Hospitality REIT, Inc., Chatham Lodging Trust, DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., Park Hotels & Resorts Inc., RLJ Lodging Trust, Ryman Hospitality Properties, Inc., Summit Hotel Properties, Inc., Sunstone Hotel Investors, Inc. and Xenia Hotels & Resorts, Inc.
The 2024 compensation program further provides that 30% of the target number of performance units that may vest will be determined by the Company’s TSR itself (the “Absolute TSR Objective”).
The Compensation Committee established threshold levels of performance for both of the performance metrics, such that unless at least the threshold level of performance is met, no performance units will vest based on that metric. The maximum possible vesting overall will be 200%.
The following table shows the performance levels required for threshold, target, and maximum vesting (with payout levels between the threshold and target, or between target and the maximum, being interpolated) :
(1)     If the Company’s TSR for the measurement period is negative, total payout will be capped at 100% regardless of the Relative TSR result.
If the Company’s TSR is less than 0% for the three-year measurement period ending December 31, 2026, then the maximum percentage of the target number of performance units will be capped at 100%, regardless of the degree of the Company’s out-performance, if any, against the Relative TSR Objective or the Absolute TSR Objective.
The threshold, target, and maximum number of performance units subject to the 2024 performance-based equity incentive awards for the Company’s three executive officers are as follows:

Name	Number of Performance Units Subject to Performance-Based Vesting			Value if Maximum Number Vests(1)
	Threshold	Target	Maximum
Jon E. Bortz	71,810	143,620	287,240	$4,633,181
Raymond D. Martz	30,454	60,908	121,816	$1,964,892
Thomas C. Fisher	30,454	60,908	121,816	$1,964,892
(1)The amounts in this column show the dollar values of the performance-based equity awards assuming that on the grant date of the awards the highest level of performance was probable, the maximum value of the awards would be earned and the value per performance unit was assumed to be the closing price per Common Share on the NYSE on the date of grant, February 15, 2024. The values of the performance-based equity awards are dependent in part on the Company’s performance over a three-year period and there is no assurance that the maximum value of the awards will be earned.

For each NEO, the actual amount of performance units that will vest after the end of the measurement period will depend on the Company’s performance against the Absolute TSR Objective and the Relative TSR Objective as determined by the Compensation Committee and requires that the recipient remains employed by the Company through the end of the three-year measurement period or as otherwise described below. The performance units will, prior to vesting, not be entitled either to receive dividends or to be voted, but dividends will, in effect, accrue on the performance units and will be paid if, but only if, and to the extent the performance units vest and are settled in the form of Common Shares. Any vested performance units will be settled in the form of Common Shares after the three-year measurement period ends.
For 2024, the target value of the awards of performance-based equity as a percentage of target total compensation for each NEO was 37% for Mr. Bortz and 34% for each of Messrs. Martz and Fisher.
In February 2025, following completion of the three-year measurement period of the performance-based equity awarded to the NEOs in 2022, the Compensation Committee determined that 32.0% of the target number of performance units had been earned and therefore 68.0% were forfeited.
Awards of Time-Based Vesting Equity - 40% of Value of Target Long-Term Equity Amount
(23% - 25% of Target Total Compensation)
On February 15, 2024, each of Messrs. Bortz, Martz and Fisher received awards of restricted LTIP units or Common Shares subject to time-based vesting in one-third increments on January 1, 2025, 2026 and 2027, provided that the recipient remains employed by the Company on each vesting date (or as otherwise described below under “—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards”).
Messrs. Bortz, Martz, and Fisher received restricted LTIP units or Common Shares in the amounts of 95,747, 40,606 and 40,606, respectively. The units and shares were granted pursuant to the Equity Incentive Plan and were intended as part of the 2024 compensation program. These awards are included in the Summary Compensation Table located elsewhere in this Proxy Statement. The grant date fair values of the awards, calculated in accordance with FASB ASC 718, were $1,544,399, $654,975, and $654,975, respectively. The grant date fair value of these time-based vesting equity awards as a percentage of 2024 target total compensation for each NEO was 27%, 25% and 25%, respectively.
Other Benefits
We provide other health and welfare benefits to our NEOs on the same basis as we provide those benefits to all employees. The Compensation Committee does not view benefits and perquisites as a key component of the Company’s compensation program and their total value remains a small percentage of each NEO’s annual base salary.
Other Compensation Considerations
Non-CEO NEOs’ Scope of Responsibilities
The title of Co-President for both Mr. Martz and Mr. Fisher reflects each executive officer’s authority, on-going roles, and importance to the Company. Both executive officers lead and oversee multiple areas beyond their primary roles, including managing the daily business and administrative operations, assessing and enhancing the efficiency of internal and external operational processes and procedures, assisting asset managers to achieve organizational objectives, leading the employee recruitment process and the Company’s corporate responsibility efforts, negotiating and managing the Company’s insurance programs, ensuring the development of corporate and hotel-level legal strategies to promote and protect the company’s matters, implementing organization-wide goal setting, leading employees’ performance management and annual operations planning, building a highly inclusive culture, assisting Curator with strategic planning to increase the number of its member hotels, ensuring compliance with national and local business regulations and managing contract negotiations for strategic agreements that impact the Company’s portfolio.
The Compensation Committee and the Board believe that the respective scopes of responsibility of Messrs. Martz and Fisher allow the Company to have fewer executive officers and, consequently, to spend less on annual compensation expenses for NEOs than a number of the Company’s lodging REIT peers.
Share Ownership Guidelines for Executive Officers
In 2010, the Board established share ownership guidelines for our executive officers. The Board believes that encouraging each executive officer to maintain a meaningful ownership interest in the Company relative to the executive officer’s annual base salary is in the best interest of the Company and its shareholders and is likely to further encourage the executive officer to act in a manner that creates value for the Company’s shareholders. Pursuant to the guidelines, each of our executive officers owns shares in the Company with an aggregate value equal to or greater than a specified multiple of their base salary, as shown in the following table.

Executive Officer Position	Multiple of Base Salary	Amount of Share Ownership Required	Value of Shares/Units Owned(1)	Ownership Level Exceeded?
Chief Executive Officer	5x	$3.9 million	$26.2 million	☑
Chief Financial Officer	3x	$1.6 million	$7.7 million	☑
Chief Investment Officer	3x	$1.6 million	$6.7 million	☑
(1)Amounts are based on the closing price per Common Share on the NYSE on March 7, 2025 (which was $12.11) and the total number of Common Shares and LTIP units (which, when vested and after reaching parity with common units of our operating partnership (“OP units”), may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option) owned by the executive.
Compensation Risk Assessment
The Compensation Committee considers at least annually whether our compensation program encourages our executive officers to manage risk prudently across the Company and whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
The Company’s compensation program, management team and the culture they foster encourage value creation for our shareholders over the long-term and discourage a focus on maximizing short-term value at the expense of the long-term. We evaluate performance using both quantitative and qualitative measures and many elements of our compensation program serve to mitigate excessive and inappropriate risk-taking. For example, we seek to compensate our executives with a well-balanced mix of annual base salary, performance-based cash incentive bonuses and long-term equity incentive awards. Our executive officers’ base salaries provide assured levels of income that do not vary with the executives’ or the Company’s performance. We balance the certainty of the base salary with the potential for additional cash based on one-year performance metrics that are both quantitative and qualitative. The long-term equity incentive awards are themselves balanced between equity awards that will vest based on time and service over three years and awards that may vest, if at all, based on performance over multi-year periods, usually three years. In this way, we seek to motivate our executives to consider the impact of their decisions over the short, medium, and long terms.
The Company believes that its compensation policies and practices embodied in the compensation program for 2024 appropriately aligned management’s incentives with the interests of our shareholders. As a result, the Company believes its compensation policies and practices did not and will not create risks that are reasonably likely to have a material adverse effect on the Company.
In addition, our clawback policy, share ownership guidelines (which have been met by every executive officer and trustee) and the prohibition against hedging further mitigate the possibility of excessive and inappropriate risk-taking. Finally, we have never granted share options.
Payments Upon Termination and Vesting of Equity Awards Upon A Change in Control
We have a change in control severance agreement in place with each NEO providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “—Change in Control Severance Agreements, Equity Vesting and Other Termination Policies” and “—Termination Payments Table” sections below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our NEOs.
In addition, the Compensation Committee considers the effect of accelerated vesting of certain equity awards upon a termination of a named executive officer or a change in control of the Company. The Compensation Committee approves the terms of the time-based restricted share award agreements and the performance-based equity award agreements, including the immediate vesting of time-based restricted Common Shares (and, in the case of performance-based equity awards, the immediate vesting of at least the target number of Common Shares) upon a change in control of the Company, upon a NEO’s resignation for good reason or upon a named executive officer’s termination without cause. The Compensation Committee believes that the terms of the time-based restricted share award agreements and the performance-based equity award agreements are competitive with those of other lodging REITs, promote stability among the Company’s NEOs, which is important to the Company’s overall performance, and provide the appropriate incentive to align the interests of management with shareholders’ interests in evaluating potential acquisitions and strategic options. For more information on the vesting terms of our NEOs’ time-based restricted Common Shares and performance-based equity awards, see “Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards.”

Tax Deductibility of Executive Compensation
Section 162(m) of the Code provides that the Company may not deduct compensation in excess of $1 million paid in any fiscal year to any of certain executive officers (who are referred to as “covered employees” in Section 162(m)). As amended by the Tax Cut and Jobs Act, or the TCJA, and subject to a transition rule that preserves the pre-TCJA rules for written binding contracts in effect on November 2, 2017, the Company’s “covered employees” are our Chief Executive Officer, our Chief Financial Officer and our Chief Investment Officer. An individual who is a “covered employee” of the Company in any year after 2016 will remain a “covered employee” under Section 162(m) regardless of the individual’s officer status or level of compensation.
In December 2020, final regulations under Section 162(m) were issued. Among other things, the regulations provide that the Company’s distributive share of any compensation deduction for amounts paid to a “covered employee” by our operating partnership after December 18, 2020 will be subject to Section 162(m)’s deduction limit, i.e., as if the Company paid that compensation. The treatment of amounts paid by our operating partnership under the regulations is subject to a transition rule for compensation paid under a binding written contract that was in effect on December 20, 2019 and that is not materially modified.
The Compensation Committee assesses, and will continue to assess, the impact of Section 162(m), including changes enacted under the TCJA and described in the final regulations, in considering the design of the Company’s executive compensation practices. However, in order to maintain flexibility in compensating our NEOs in a manner designed to promote our corporate goals, including retaining and providing incentives to our NEOs, the Compensation Committee has not adopted a policy that all compensation must be deductible.
No Share Options; Timing of Grants of Certain Equity Awards
We have never granted awards of share options, share appreciation rights or similar option-like awards as part of our compensation program. Neither the Compensation Committee nor the Board take material nonpublic information into account when determining the timing and terms of equity awards. We do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

SUMMARY COMPENSATION TABLE
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our NEOs for the years shown as consideration for services rendered to us.
With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Share/Unit Awards(2) ($)		Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation ($)		Total ($)
Jon E. Bortz Chief Executive Officer and Chairman of the Board	2024	817,000	—	4,464,194	(3)	2,017,500	78,320	(4)	7,377,014
	2023	789,750	65,000	4,016,336	(5)	2,047,500	71,238		6,989,824
	2022	750,000	—	3,359,507	(6)	1,552,838	61,785		5,724,130

Raymond D. Martz Co-President, Chief Financial Officer, Treasurer and Secretary	2024	543,000	—	1,893,234	(7)	855,000	69,769	(8)	3,361,003
	2023	525,000	27,500	1,703,360	(9)	866,250	60,522		3,182,632
	2022	500,000	—	1,439,792	(10)	645,000	58,136		2,642,928

Thomas C. Fisher Co-President, Chief Investment Officer	2024	543,000	—	1,893,234	(7)	855,000	76,196	(11)	3,367,430
	2023	525,000	27,500	1,703,360	(9)	866,250	67,966		3,190,076
	2022	500,000	—	1,439,792	(10)	645,000	52,063		2,636,855
(1)For each NEO for each year shown, the total of the amounts shown in the Bonus and Non-Equity Incentive Plan Compensation columns equals the amount of the actual cash incentive bonus paid in February or March of the following year. Any amount shown in the Bonus column is the discretionary amount of the actual cash incentive bonus awarded in excess of the formula-based amount of the actual cash incentive bonus for that year.
(2)For information regarding the Company’s assumptions made in the valuation of time-based restricted share awards, performance-based equity awards and LTIP unit awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2024. The table below shows the dollar value of performance-based equity awards for each NEO assuming that (i) on the grant date of the awards the highest level of performance was probable, (ii) the maximum value of the awards would be earned and (iii) the value per Common Share upon maximum vesting is the closing price per Common Share on the NYSE on the date of grant. The values of the performance-based equity awards are dependent on the Company’s performance over a three-year period and there is no assurance that the maximum value of the awards will be earned.

	Maximum Value of Performance-Based Equity Awards Assuming Highest Performance Level
Year	Bortz	Martz	Fisher
2024	$4,633,181	$1,964,892	$1,964,892
2023	$4,159,222	$1,763,951	$1,763,951
2022	$3,369,002	$1,443,858	$1,443,858
(3)Reflects 95,747 LTIP units that vested or will vest ratably on January 1, 2025, 2026 and 2027 and the target amount of Common Shares that may vest pursuant to the February 2024 performance-based equity awards.
(4)Amount includes (i) $28,210 in health insurance premiums; (ii) $17,564 in dental, life and long-term disability insurance premiums; (iii) $20,700 in employer-matching contributions to the Company’s 401(k) plan; (iv) $1,800 in parking; (v) $10,046 in employer-matching charitable contributions; and (vi) $0 in accommodations at Company hotel properties for personal or immediate family-member use, for which this NEO reimbursed the Company’s cost.
(5)Reflects 92,181 LTIP units that vested or will vest ratably on January 1, 2024, 2025 and 2026 and the target amount of Common Shares that may vest pursuant to the February 2023 performance-based equity awards.
(6)Reflects 49,933 restricted Common Shares that vested or will vest ratably on January 1, 2023, 2024 and 2025 and the target amount of Common Shares that may vest pursuant to the February 2022 performance-based equity awards.
(7)Reflects 40,606 LTIP units or restricted Common Shares that vested or will vest ratably on January 1, 2025, 2026 and 2027 and the target amount of Common Shares that may vest pursuant to the February 2024 performance-based equity awards.
(8)Amount includes (i) $31,262 in health insurance premiums; (ii) $9,650 in dental, life and long-term disability insurance premiums; (iii) $20,700 in employer-matching contributions to the Company’s 401(k) plan; (iv) $1,800 in parking; (v) $6,357 in employer-matching charitable contributions; and (vi) $0 in accommodations at Company hotel properties for personal or immediate family-member use, for which this NEO reimbursed the Company’s cost.
(9)Reflects 39,095 LTIP units or restricted Common Shares that vested or will vest ratably on January 1, 2024, 2025 and 2026 and the target amount of Common Shares that may vest pursuant to the February 2023 performance-based equity awards.
(10)Reflects 21,400 restricted Common Shares that vested or will vest ratably on January 1, 2023, 2024 and 2025 and the target amount of Common Shares that may vest pursuant to the February 2022 performance-based equity awards.

(11)Amount includes (i) $37,285 in health insurance premiums; (ii) $9,611 in dental, life and long-term disability insurance premiums; (iii) $20,700 in employer-matching contributions to the Company’s 401(k) plan; (iv) $1,800 in parking, (v) $6,800 in employer-matching charitable contributions; and (vi) $0 in accommodations at Company hotel properties for personal or immediate family-member use, for which this NEO reimbursed the Company’s cost..

GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information with respect to plan-based awards granted in 2024 to our NEOs. The dollar amounts indicated under the “Grant Date Fair Value” are the full fair value of each equity grant, in accordance with the applicable accounting literature, which, with respect to the value of performance-based equity incentive awards, is the probable outcome of the performance conditions as of the grant date.

Name	Date of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number of Shares/Units (#)		Grant Date Fair Value ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Jon E. Bortz
Cash Incentive Bonus	February 15, 2024	672,500	1,345,000	2,690,000
Time-Based Equity	February 15, 2024							95,747	(3)	1,544,399
Performance-Based Equity	February 15, 2024				71,810	143,620	287,240			2,919,795	(4)

Raymond D. Martz
Cash Incentive Bonus	February 15, 2024	285,000	570,000	1,140,000
Time-Based Equity	February 15, 2024							40,606	(3)	654,975
Performance-Based Equity	February 15, 2024				30,454	60,908	121,816			1,238,260	(4)

Thomas C. Fisher
Cash Incentive Bonus	February 15, 2024	285,000	570,000	1,140,000
Time-Based Equity	February 15, 2024							40,606	(3)	654,975
Performance-Based Equity	February 15, 2024				30,454	60,908	121,816			1,238,260	(4)
(1)In February 2025, the Board approved, as recommended by the Compensation Committee, actual cash incentive and discretionary bonuses for Messrs. Bortz, Martz, and Fisher of $2,017,500, $855,000, and $855,000, respectively, for 2024 performance. For more information about these awards, see “—Compensation Discussion and Analysis—Compensation Program Components—Cash Incentive Bonus – At-Risk / Performance-Based Compensation—Annual Objectives - Performance Achieved.”
(2)For each executive, the actual amount of Common Shares that will be issued upon the applicable vesting date pursuant to the performance-based award will depend on our performance against the long-term objectives defined in the agreements and requires that the recipient remain employed by the Company through the vesting date. For more information regarding the performance criteria for these awards, see “—Compensation Discussion and Analysis—Compensation Program Components—Long-Term Equity Incentive Awards—Performance-Based Vesting.”
(3)The award is subject to time-based vesting in one-third increments on January 1, 2025, 2026 and 2027.
(4)The dollar value is computed assuming that the target number of shares vests.
Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Tables and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “— Compensation Discussion and Analysis (“CD&A”).” The terms of change in control severance agreements that we have entered into with our executives are described below under “— Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table sets forth information with respect to outstanding equity awards held by our NEOs as of December 31, 2024.

		Share / Unit Awards
Name	Date of Grant	Number of Shares/Units That Have Not Vested (#)		Market Value of Shares/Units That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(1) ($)
Jon E. Bortz	February 18, 2021	108,017	(2)	1,463,630	—		—
	May 16, 2022	16,644	(3)	225,526	23,968	(4)	324,766
	February 17, 2023	61,454	(5)	832,702	276,544	(4)	3,747,171
	February 15, 2024	95,747	(6)	1,297,372	287,240	(4)	3,892,102

Raymond D. Martz	February 18, 2021	96,015	(2)	1,301,003	—		—
	May 16, 2022	7,133	(3)	96,652	10,272	(4)	139,186
	February 17, 2023	26,063	(5)	353,154	117,284	(4)	1,589,198
	February 15, 2024	40,606	(6)	550,211	121,816	(4)	1,650,607

Thomas C. Fisher	February 18, 2021	96,015	(2)	1,301,003	—		—
	May 16, 2022	7,133	(3)	96,652	10,272	(4)	139,186
	February 17, 2023	26,063	(5)	353,154	117,284	(4)	1,589,198
	February 15, 2024	40,606	(6)	550,211	121,816	(4)	1,650,607
(1)Pursuant to SEC rules, for purposes of this table the market value per restricted Common Share or LTIP unit is assumed to be $13.55, the closing market price per Common Share at the end of the last completed fiscal year.
(2)This is the number of restricted LTIP Class B Units that have not vested from an initial award that vested or will vest in one-quarter increments on January 1, 2023, 2024, 2025 and 2026.
(3)This is the number of LTIP units or restricted Common Shares that have not vested from an initial award that vested or will vest in one-third increments on January 1, 2023, 2024 and 2025.
(4)This is the maximum number of performance units that may vest (and settle in the form of Common Shares) from this performance-based equity award.
(5)This is the number of LTIP units or restricted Common Shares that have not vested from an initial award that will vest in one-third increments on January 1, 2024, 2025 and 2026.
(6)This is the number of LTIP units or restricted Common Shares that have not vested from an initial award that will vest in one-third increments on January 1, 2025, 2026 and 2027.

OPTION EXERCISES AND SHARES/UNITS VESTED TABLE
The Company has not granted any share option awards to our NEOs. The following table sets forth information with respect to the vesting of our NEOs’ restricted Common Shares, performance-based equity awards and LTIP Class B units during 2024.

	Share/Unit Awards
Name	Number of Shares/Units Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Jon E. Bortz	172,131	2,758,573
Raymond D. Martz	97,231	1,557,004
Thomas C. Fisher	97,231	1,557,004
(1)Amounts include vested LTIP Class B units, restricted Common Shares, and performance-based equity awards (which were settled in Common Shares).
(2)For purposes of this table, the market value per vested LTIP Class B unit is assumed to be the closing market price per Common Share on the vesting date. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2024, relating to the Equity Incentive Plan, pursuant to which grants of options, restricted shares, restricted units, or other rights to acquire shares may be made from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,802,322(2)	—(3)	369,751(4)
Equity compensation plans not approved by security holders	—	—	—
Total	1,802,322	—	369,751
(1)Consists of the Equity Incentive Plan.
(2)Includes the target amount of all outstanding, unvested performance units awarded under the Equity Incentive Plan, which, if vested, will be settled in the form of Common Shares, and the amount of all outstanding LTIP units, which, when vested and after reaching parity with OP units, may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option. As of March 28, 2025, the aggregate number of securities to be issued pursuant to LTIP units and the target amount of performance units was 2,138,230.
(3)Performance units and LTIP units have no exercise price.
(4)The aggregate limit of Common Shares available for grant under the Equity Incentive Plan is 5,347,625. The number shown in the table assumes 807,485 performance units will vest at target and be settled in Common Shares. As of March 28, 2025, no securities remain available for future issuance under the Equity Incentive Plan.

CHANGE IN CONTROL SEVERANCE AGREEMENTS, EQUITY AWARD VESTING AND OTHER TERMINATION POLICIES
Change in Control Severance Agreements of Messrs. Bortz, Martz, and Fisher
The Company previously entered into agreements with our NEOs (in connection with our IPO in 2009 in the cases of Messrs. Bortz and Martz and in March 2010 in the case of Mr. Fisher) to provide benefits to each in the event their employment is terminated in certain circumstances. The Compensation Committee reviews the terms of these change in control severance agreements annually. As described in more detail below, because each NEO’s severance payment is derived from their annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors the Compensation Committee considers when annually reviewing each NEO’s total compensation and change in control severance agreement terms.
The change in control severance agreements for Messrs. Bortz and Martz became effective on December 14, 2009 and for Mr. Fisher on March 5, 2010, each for an initial term of three years. The term of each agreement is automatically extended for an additional year on each anniversary date of the effective date of the change in control severance agreement beginning on the third anniversary of the effective date of the change in control severance agreement unless, not less than six months prior to the termination of the then-existing term, the Board provides notice to the executive of its intent not to extend the term further. On December 14, 2024 and March 5, 2025, the term of each change in control severance agreement for Messrs. Bortz and Martz and for Mr. Fisher, respectively, was automatically extended by one year. Each of our NEOs may terminate their agreement prior to the expiration of the term as described below.
Termination Without Cause (in Connection With, Or Within One Year After, A Change in Control) and Resignation For Good Reason
The agreement provides that upon the termination of the executive either by the Company without “Cause” in connection with, or within one year after, a change in control of the Company or the voluntary resignation by the executive, upon 30 days’ prior written notice to the Company, for “Good Reason,” the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary, earned bonus (as defined in the agreement) and accrued vacation time earned but not paid to the date of termination;
•a lump sum cash payment equal to the product of three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the sum of (x) their then-current annual base salary plus (y) the greater of (i) the bonus most recently paid to them and (ii) the average of the cash incentive bonuses paid to them with respect to the three most recent fiscal years ending before the date of termination;

•a lump sum cash payment equal to three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by them) for their health, dental, disability and life insurance benefits; and
•such other or additional benefits, if any, as are provided under applicable plans, programs, and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Termination Without Cause (and Without A Change in Control)
If the executive is terminated without “Cause” and not in connection with or within one year of a change in control of the Company, the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary, earned bonus and accrued vacation time earned but not paid to the date of termination;
•a lump sum cash payment equal to the sum of (x) their then-current annual base salary, plus (y) the greater of (i) the bonus most recently paid to them and (ii) the average of the cash incentive bonuses paid to them with respect to the three most recent fiscal years ending before the date of termination;
•a lump sum cash payment equal to the product of one (in the case of Mr. Bortz) or two-thirds (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by them) for their health, dental, disability and life insurance benefits; and
•such other or additional benefits, if any, as are provided under applicable plans, programs, and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Termination For Cause and Resignation Without Good Reason
If the Company terminates the executive for “Cause” or the executive voluntarily terminates their employment without “Good Reason,” the executive will be entitled to the following severance payments and benefits:
•a lump sum cash payment equal to the sum of their annual base salary and accrued vacation time earned but not paid to the date of termination; and
•such other or additional benefits, if any, as are provided under applicable plans, programs, and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under “—Vesting of Long-Term Equity Incentive Awards”).
Other Key Change in Control Severance Agreement Terms
As a condition of any severance payment and related benefits described above, each of Messrs. Bortz, Martz and Fisher has agreed to a general release of any and all claims relating to our NEOs’ employment. In addition, each of Messrs. Bortz, Martz and Fisher has agreed that while their change in control severance agreement is in force and for a one-year period following the Company’s termination of the executive for “cause” or the executive voluntarily terminates their employment without “good reason,” he will not solicit, hire or recruit employees of, or persons who have worked for, the Company or any of its affiliates either directly or indirectly for their own account or for another party.
Under the terms of their change in control severance agreements, each of Messrs. Bortz, Martz and Fisher is entitled to a tax gross-up payment under certain conditions for the parachute payment excise tax in the event that their employment is terminated in connection with a change in control.
Below is a list of terms and their meanings as defined in each NEO’s change in control severance agreement:
•“Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that:
•the executive has been charged with conduct which is a felony under the laws of the United States or any state or political subdivision thereof;
•    the executive engaged in conduct relating to the Company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment) or fraud;

•    the executive breached the non-solicitation obligations or covenants of their change in control severance agreement in any material respect; or
•    the executive materially failed to follow a proper directive of the Board within the scope of the executive’s duties (which shall be capable of being performed by the executive with reasonable effort) after written notice from the Board specifying the performance required and the executive’s failure to perform within 30 days after such notice. No act, or failure to act, on the executive’s part shall be deemed “willful” unless done, or omitted to be done, by the executive not in good faith or if the result thereof would be unethical or illegal.
•“Change in Control” shall mean a change in control of the Company if:
•any “person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or Common Shares of the Company;
•during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in this definition of “Change in Control” or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
•there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and Common Shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or
•there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and Common Shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of Common Shares immediately prior to such sale.
•“Good Reason” shall mean the occurrence, without the executive’s prior written consent, of any of the following in connection with or within one year after a Change in Control:
•    any material reduction of the executive’s base salary or target bonus as a percentage of base salary;
•    any material adverse change in the executive’s duties or responsibilities, including assignment of duties inconsistent with their position, significant adverse alteration of the nature or status of responsibilities or the conditions of employment or any material diminution in authority, duties, or responsibilities, including, without limitation, any such material adverse change that results from a transaction pursuant to which the Company ceases to be a publicly traded lodging or hospitality company that is qualified as a REIT for federal income tax purposes and is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act;
•    any material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report; or
•    the relocation of the Company’s headquarters and/or the executive’s regular work address to a location which requires the executive to travel more than 50 miles from the executive’s residence.

Vesting of Long-Term Equity Incentive Awards
The terms of the time-based LTIP unit and restricted Common Share awards granted to each of Messrs. Bortz, Martz and Fisher provide that:
•upon a change in control of the Company, unvested awards vest;
•upon termination of the executive’s employment with the Company because of their death or disability, the unvested awards vest;
•upon resignation of the executive for good reason (which must be in connection with or within one year after a change in control), unvested awards vest;
•upon termination of the executive’s employment with the Company without cause, the unvested awards vest;
•upon the executive’s retirement (executive’s age plus years of service must be at least 70; executive must be at least 55 years old, must have been employed by the Company for at least seven years, must provide at least nine months' notice, and must enter into a restricted covenants agreement); and
•upon termination of the executive’s employment with the Company for cause, the unvested awards are forfeited.
The terms of the performance-based equity awards granted to each of Messrs. Bortz, Martz and Fisher provide for vesting of up to the greater of (x) the target number of units and (y) the number of units determined by the performance provisions in the case of the first five of the six above-listed scenarios, and forfeiture in the case of the sixth.
Except as described above, any awards that are unvested at the time the executive terminates their employment with the Company are forfeited.

TERMINATION PAYMENTS TABLE
The following table indicates the cash amounts, accelerated vesting and other payments and benefits that our NEOs would be entitled to receive under various circumstances pursuant to the terms of the Equity Incentive Plan, the agreements governing awards made under the Equity Incentive Plan and their change in control severance agreements. The table assumes that termination of the NEO from the Company under the scenario shown occurred on December 31, 2024.

Name and Termination Scenario	Cash Payment(1)	Acceleration of Vesting of Long-Term Equity Incentive Awards(2)	Excise Tax Gross-Up Payments(3)	Total
Jon E. Bortz — Chief Executive Officer and Chairman of the Board
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$8,653,762	—	$8,653,762
With A Change in Control – For Good Reason or Without Cause	$10,749,475	$8,653,762	$7,186,413	$26,589,650
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$4,798,928	$8,653,762	—	$13,452,690

Raymond D. Martz — Co-President, Chief Financial Officer, Treasurer and Secretary
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$4,355,878	—	$4,355,878
With A Change in Control – For Good Reason or Without Cause	$3,718,240	$4,355,878	$2,914,824	$10,988,942
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$2,226,941	$4,355,878	—	$6,582,819

Thomas C. Fisher — Co-President and Chief Investment Officer
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$4,355,878	—	$4,355,878
With A Change in Control – For Good Reason or Without Cause	$3,730,209	$4,355,878	$2,469,452	$10,555,539
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$2,230,931	$4,355,878	—	$6,586,809
(1)This column assumes that there was neither accrued but unpaid base compensation nor vacation time earned but unpaid as of December 31, 2024.
(2)Amounts in this column reflect accelerated vesting of awards, according to their terms, of LTIP units, restricted Common Shares and performance-based equity awards granted pursuant to the Equity Incentive Plan that were outstanding on December 31, 2024. Additional restricted Common Share awards and performance-based equity awards were made to Messrs. Bortz, Martz, and Fisher after December 31, 2024. Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit, restricted Common Share and Common Share due upon vesting of a performance-based equity award is assumed to be $13.55, the closing market price per Common Share at the end of the last completed fiscal year. For more information regarding the Company’s assumptions made in the valuation of the Company’s equity awards, see Note 8 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.
(3)Amounts in this column reflect the estimated payment to our NEOs in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal and state income taxes payable with respect to the Excise Tax Payment. The amounts shown assume tax rates for our NEOs of 37.0% federal, 5.75% or 10.75% state (depending on residency), 3.8% Medicare and 20% excise, and do not account for local taxes.
(4)No payments are made and no vesting occurs if the Company terminates the executive for “cause” or the executive resigns without “good reason.” Similarly, because “good reason” requires a change in control to have occurred, no payments are made and no vesting occurs if the executive resigns with “good reason” without a change in control having first occurred.

DOUBLE-TRIGGER CASH STAY BONUS
In order to promote retention of our NEOs following a change in control event, the Company has a program to encourage continued employment following such an event. If, and only if, (i) a change in control event occurs and (ii) an NEO remains employed by the Company on the first anniversary of that change in control event, that NEO is entitled to receive a lump sum cash stay bonus. An NEO cannot receive a cash stay bonus in addition to any of the termination payments described above. For each NEO, the cash stay bonus is equal to the sum of the executive’s base salary plus the greater of (x) the bonus most recently paid to the executive and (y) the average amount of the bonuses paid to the executive with respect to the three most recent fiscal years. Assuming that a change in control occurred on December 31, 2024 and that each of Messrs. Bortz, Martz and Fisher remained with the Company at least until December 31, 2025, their cash stay bonuses would have been $2,834,500, $1,398,000 and $1,398,000, respectively, based on the amount of their 2024 actual cash incentive bonuses and their 2024 base salaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consists of Mr. Jackson (Chairperson), Mr. Miller, Mr. Schall and Mr. Webb. None of the members of the Compensation Committee, and none of its members in 2024, is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the Board or the Compensation Committee.

CEO PAY RATIO

Our compensation and benefit programs are substantially similar throughout the Company and are designed to reward all employees who contribute to our success with a total compensation package that is competitive in the marketplace for each employee’s position and performance. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Jon E. Bortz, our Chief Executive Officer (our “CEO”).	1 : 42 CEO Pay Ratio
For 2024, the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $7,377,014. The median annual total compensation of all of our employees (other than our CEO) was $175,365, as determined in the same manner as the total compensation for our CEO. Based on this information, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual total compensation of our CEO was 1 to 42.
To determine the median of the annual total compensation of all of our employees (other than our CEO), the Company prepared a list of all 59 employees (other than our CEO) as of December 31, 2024 and calculated each employee’s annual total compensation for 2024 in accordance with SEC rules.

PAY VERSUS PERFORMANCE
As discussed in the CD&A above, our Compensation Committee has implemented an executive compensation program designed to link a substantial portion of our executive officers’ realized compensation to the achievement of the Company’s financial, operational and strategic objectives, and to align our executive officers’ pay with changes in the value of our shareholders’ investments. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC rules, for fiscal years 2020 through 2024.

Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(2,3)	Average Summary Compensation Table Total for Non-CEO NEOs(4)	Average Compensation Actually Paid to Non-CEO NEOs(2,4,5)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (in 000s)	Hotel EBITDA per Key (in 000s)(8)
					TSR(6)	Peer Group TSR(7)
2024	$7,377,014	$4,825,691	$3,364,217	$2,189,874	$51.19	$117.73	$16	$31.1
2023	$6,989,824	$7,356,097	$3,186,354	$3,540,561	$60.20	$112.22	$(74,276)	$29.2
2022	$5,724,130	$(1,271,585)	$2,639,892	$(1,188,791)	$50.30	$100.79	$(84,981)	$30.9
2021	$11,273,094	$11,209,540	$7,201,511	$7,146,486	$83.83	$134.14	$(186,372)	$12.0
2020	$4,364,168	$2,858,485	$2,134,962	$1,521,916	$70.33	$94.92	$(392,593)	$(3.1)
(1)Amounts shown are the amounts of total compensation reported for our Chief Executive Officer, Mr. Bortz, who is our principal executive officer.

(2)The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. Negative amounts in this column do not represent money that our executive officers paid back to the Company.
(3)The following table provides a reconciliation from Summary Compensation Table Total for CEO to Compensation Actually Paid to CEO, in which “Fair Value” means fair value calculated in accordance with FASB ASC 718, “SCT” means the Summary Compensation Table in this Proxy Statement, “FY” means “fiscal year” and “FYE” means “fiscal year end.”

	2020	2021	2022	2023	2024
SCT Total for CEO	$4,364,168	$11,273,094	$5,724,130	$6,989,824	$7,377,014
Subtract amount reported under the “Share Awards” Column in the SCT	(3,222,343)	(8,672,101)	(3,359,507)	(4,016,336)	(4,464,194)
Subtract Fair Value (as of vesting date) of awards granted during FY that vested during such FY	—	—	—	—	—
Add Fair Value (as of FYE) of awards granted during FY that remained unvested as of FYE	2,324,698	8,549,469	1,569,650	3,943,973	2,898,735
Add (subtract) change in Fair Value from prior FYE to FYE for awards granted during prior FY that were outstanding and unvested as of FYE	(740,054)	46,791	(5,218,488)	420,859	(1,003,823)
Add (subtract) change in Fair Value from prior FYE to vesting date for awards granted during prior FY that vested during FY	—	—	—	—	—
Subtract Fair Value as of prior FYE of awards granted during prior FY that were forfeited during FY	—	—	—	—	—
Add dividends or other earnings paid on awards during FY prior to vesting date	132,016	12,287	12,630	17,777	17,959
Compensation Actually Paid to CEO	$2,858,485	$11,209,540	$(1,271,585)	$7,356,097	$4,825,691
(4)Amounts shown are the averages of the amounts of total compensation reported for our Co-Presidents, Messrs. Martz and Fisher, who are our two non-CEO NEOs.
(5)The following table provides a reconciliation from Summary Compensation Table Total for Non-CEO NEOs to Compensation Actually Paid to Non-CEO NEOs, in which “Fair Value” means fair value calculated in accordance with FASB ASC 718, “SCT” means the Summary Compensation Table in this Proxy Statement, “FY” means “fiscal year” and “FYE” means “fiscal year end.”

	2020	2021	2022	2023	2024
Average SCT Total for Non-CEO NEOs	$2,134,962	$7,201,511	$2,639,892	$3,186,354	$3,364,217
Subtract amount reported under the “Share Awards” Column in the SCT	(1,323,452)	(5,905,682)	(1,439,792)	(1,703,360)	(1,893,234)
Subtract Fair Value (as of vesting date) of awards granted during FY that vested during such FY	—	—	—	—	—
Add Fair Value (as of FYE) of awards granted during FY that remained unvested as of FYE	954,779	5,822,259	672,709	1,672,671	1,229,335
Add (subtract) change in Fair Value from prior FYE to FYE for awards granted during prior FY that were outstanding and unvested as of FYE	(312,074)	19,217	(3,070,946)	374,615	(519,847)
Add (subtract) change in Fair Value from prior FYE to vesting date for awards granted during prior FY that vested during FY	—	—	—	—	—
Subtract Fair Value as of prior FYE of awards granted during prior FY that were forfeited during FY	—	—	—	—	—
Add dividends or other earnings paid on awards during FY prior to vesting date	67,701	9,181	9,346	10,281	9,403
Average Compensation Actually Paid to Non-CEO NEOs	$1,521,916	$7,146,486	$(1,188,791)	$3,540,561	$2,189,874
(6)In accordance with SEC rules, amounts in this column represent, as of December 31 of each year presented, the cumulative value of a $100 investment made on January 1, 2020 in Common Shares.
(7)In accordance with SEC rules, amounts in this column represent, as of December 31 of each year presented, the cumulative value of a $100 investment made on January 1, 2020 in the common equity of the FTSE Nareit All Equity REITs Index.
(8)We have presented Hotel EBITDA per Key because it is the only financial measure among the performance metrics used for determining compensation actually paid to our NEOs for 2021, 2022, 2023 and 2024. We did not include a financial measure among the performance metrics for our 2020 compensation program. Hotel EBITDA per Key, which is a non-GAAP financial measure, is calculated by dividing (a) the total net income generated by our hotel properties for the period plus the total depreciation and amortization of those hotel properties for the period by (b) the total number of guest rooms of those hotel properties for the period. We believe that Hotel EBITDA per Key is a useful financial measure for evaluating the operating performance of our hotels because it excludes the impact of depreciation and amortization and is, in effect, a proxy for cash flow from the hotel properties.

Relationship to Compensation Actually Paid
The following chart illustrates the compensation actually paid (as computed in accordance with SEC rules, the “CAP”) of our CEO, the average CAP of the two other NEOs, and the values of $100 investments made in Common Shares and the Nareit Equity REITs Index on January 1, 2020 as of December 31, 2020, 2021, 2022, 2023 and 2024 (as computed in accordance with SEC rules, “Company TSR” and “Peer Group TSR,” respectively).

CAP, Company TSR and Peer Group TSR
Compensation Actually Paid ($M)
$15.0
$10.0
$5.0
$—
$(5.0)
Company TSR
$150.00
$125.00
$100.00
$75.00
$50.00
2020
2021
2022
2023
2024
CAP of CEO
Average CAP of Non-CEO NEOs
Company TSR
Peer Group TSR

One of our primary objectives for our compensation program is to align the financial interests of our NEOs with those of our shareholders. As shown in the chart above, our NEOs’ CAPs increased when the Company’s TSR increased and our NEOs’ CAPs decreased when the Company’s TSR decreased. This is in large part a result of the high percentage of our NEOs’ compensation that is paid in the form of time-vesting Common Shares and performance-based equity that vests based on the Company’s TSR and the Company’s TSR relative to the TSRs of the TSR Peer Group. When the Company’s TSR is positive, and especially when it is strong relative to the TSRs of the TSR Peer Group, more of our NEOs’ performance-based equity awards vest and all equity that vests has greater value. Conversely, when the Company’s TSR is negative, and especially when it is also weak relative to the TSRs of the TSR Peer Group, less of our NEOs’ performance-based equity awards vest and all equity that vests has less value.
In contrast, as the following two charts show, there has been almost no correlation between our NEOs’ CAPs and either Net Income or Hotel EBITDA per Key. In our compensation program for each of the years presented, we did not use Net Income to determine any portion of our NEOs’ compensation, and we used Hotel EBITDA per Key only for the cash incentive bonus, to which it contributed a weighted-average 1.7% of our NEOs’ target total compensation for 2021, 2022, 2023 and 2024.

Other Important Financial Performance Measures for Executive Compensation
The following table sets forth the most important financial measures used to link executive compensation and company performance for our executive compensation program for 2024, which is our most recently completed fiscal year.

Most Important Financial Performance Measures
Company TSR
Company TSR relative to TSRs of the TSR Peer Group
Hotel EBITDA per Key growth vs. Peers’
Gross Proceeds from Dispositions
Portfolio RevPAR Penetration Index Improvement
Adjusted FFO per Share
Please see the CD&A on pages 27 through 39 of this Proxy Statement for more information on these measures and how they are taken into account in determining compensation for our NEOs.

SECURITY OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth the beneficial ownership of Common Shares for each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5% of Common Shares based on 118,685,166 Common Shares outstanding as of March 28, 2025.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)
	Number	Percent of Total
BlackRock, Inc.(2)	22,500,242	18.96%
The Vanguard Group, Inc.(3)	19,402,970	16.35%
State Street Corporation(4)	8,150,239	6.87%
Fuller & Thaler Asset Management, Inc.(5)	6,611,369	5.57%
T. Rowe Price Investment Management, Inc.(6)	6,187,165	5.21%
(1)The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of Common Shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G.
(2)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 19, 2024 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 21,950,477 shares and sole dispositive power over 22,500,242 shares through itself and as the parent holding company or control person over each of the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Fund Managers Ltd. Only BlackRock Fund Advisors beneficially owns 5% or greater of the total outstanding shares. BlackRock has its principal business office at 50 Hudson Yards, New York, NY 10001.
(3)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has shared voting power over 184,901 shares, sole dispositive power over 19,094,429 shares and shared dispositive power over 308,541 shares. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.
(4)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 30, 2024 by State Street Corporation (“State Street”). State Street has shared voting power over 6,566,998 shares and shared dispositive power over 8,138,039 shares through itself and as the parent holding company or control person over each of the following subsidiaries: SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Japan) Co., Ltd, State Street Global Advisors Asia Limited, each individually owning less than 5% of the total outstanding shares. State Street has its principal business office at State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114-2016
(5)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on November 11, 2024 by Fuller & Thaler Asset Management, Inc. (“Fuller & Thaler”). Fuller & Thaler has shared voting power over 6,508,389 shares and sole dispositive power over 6,611,369 shares. Fuller & Thaler has its principal business office at 411 Borel Avenue, Suite 300, San Mateo, CA 94402.
(6)The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on November 14, 2024 by T. Rowe Price Investment Management, Inc. (“T. Rowe”). T. Rowe has shared voting power over 6,187,165 shares and shared dispositive power over 6,187,165 shares. T. Rowe has its principal business office at 101 E. Pratt Street, Baltimore, MD 21201.

SECURITY OWNERSHIP OF MANAGEMENT (EXECUTIVE OFFICERS AND TRUSTEES)
The following table sets forth the beneficial ownership of our equity securities, as of March 28, 2025, for each of our NEOs, each trustee and all trustees and executive officers as a group. As of that date, 118,685,166 Common Shares were outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares.

Name of Beneficial Owner	Number of Common Shares and LTIP Units Beneficially Owned(1)		Percent of All Shares(2)	Percent of All Shares and Units(3)
Jon E. Bortz	2,183,241	(4)	1.8%	1.8%
Raymond D. Martz	632,931	(5)	0.5%	0.5%
Thomas C. Fisher	550,541	(5)	0.5%	0.5%
Michael J. Schall	109,131	(6)	*	*
Ron E. Jackson	96,898		*	*
Cydney C. Donnell	86,905		*	*
Earl E. Webb	50,756		*	*
Bonny W. Simi	28,298		*	*
Phillip M. Miller	18,762	(7)	*	*
All trustees and executive officers as a group (9 persons)	3,757,463	(4,5,6,7)	3.2%	3.1%
* Represents less than one percent of class.
(1)The number of Common Shares and LTIP units beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Amounts do not include securities that have been authorized for grant under the Equity Incentive Plan to executive officers and employees subject to shareholder approval of the Amendment as described above under “Proposal 4—Background to the Proposal.”
(2)Percentages are based on 118,685,166 Common Shares outstanding as of March 28, 2025. In addition, percentages shown for individuals assume that all LTIP units held by such person are exchanged for Common Shares on a one-for-one basis. The total number of Common Shares outstanding used in calculating such percentages assumes that none of the LTIP units held by other persons are exchanged for Common Shares.
(3)Percentages are based on an aggregate of 119,855,888 Common Shares, LTIP units and OP units outstanding as of March 28, 2025.
(4)This amount includes 255,397 vested LTIP units and 260,734 unvested LTIP units. Mr. Bortz disclaims beneficial ownership with respect to 200,000 of these shares. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of the restricted Common Shares.
(5)This amount includes 87,527 shares of unvested restricted Common Shares in the case of Mr. Fisher, granted under, or subject to the same terms and conditions as under, the Equity Incentive Plan and 242,445 vested LTIP units and 135,534 unvested LTIP units in the case of Mr. Martz and 212,314 vested LTIP units and 48,007 unvested LTIP units in the case of Mr. Fisher. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of the restricted Common Shares.
(6)Mr. Schall disclaims beneficial ownership with respect to 49,082 of these shares.
(7)6,500 of these shares, which, as of March 28, 2025, had an aggregate value of $65.975 and were 0.005% of all of the Common Shares outstanding, are held in a margin account that is subject to a margin loan, as grandfathered under our policy against pledging.

GENERAL INFORMATION

ANNUAL MEETING AND VOTING
You are receiving these materials because you owned Common Shares as of March 7, 2025, the record date established by the Board for the Annual Meeting. Everyone who owned Common Shares as of this date, whether directly as a registered shareholder or indirectly through a broker or other nominee, is entitled to vote at the Annual Meeting. We had 119,564,433 Common Shares outstanding on March 7, 2025. A majority of the Common Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting.

If you hold your Common Shares indirectly in an account at a bank, brokerage firm, broker-dealer, or nominee, you are a beneficial owner of Common Shares held in “street name.” You will receive all proxy materials directly from your bank, brokerage firm, broker-dealer or nominee and you must either direct them as to how to vote your Common Shares or obtain from them a proxy to vote at the Annual Meeting. Please refer to the Notice of Internet Availability of Proxy Materials or the voter instruction form used by your bank, brokerage firm, broker-dealer, or nominee for specific instructions on methods of voting. If you fail to give your bank, brokerage firm, broker-dealer, or nominee specific instructions on how to vote your Common Shares with respect to Proposals 1, 3 or 4, your vote will NOT be counted for those matters. Abstentions and broker non-votes will have the same effect as votes against Proposal 4, unless holders of more than 50% of the votes entitled to be cast vote on Proposal 4, in which event broker non-votes will have no effect on the result of the vote. If you fail to give your bank, brokerage firm, broker-dealer, or nominee specific instructions on how to vote your Common Shares on Proposal 2, your bank, brokerage firm, broker-dealer, or nominee will generally be able to vote on Proposal 2 as they determine.
It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your bank, brokerage firm, broker-dealer, or nominee with voting instructions.
If you do not vote your Common Shares, your Common Shares will not be counted and we may not be able to hold the Annual Meeting. We encourage you to vote by proxy using one of the methods described above even if you plan to attend the Annual Meeting in person so that we will know as soon as possible whether enough votes will be present.

HOUSEHOLDING
SEC rules permit us to deliver a single Notice or single set of Annual Meeting materials to one address shared by two or more of our shareholders unless we have received contrary instructions from shareholders. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and can result in significant savings on mailing and printing costs. To take advantage of this opportunity, only one Notice, Proxy Statement and Annual Report will be delivered to multiple shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions. If any shareholder sharing an address with another shareholder wants to receive a separate copy of this Proxy Statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or received multiple copies of this Proxy Statement and the Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling Investor Relations at (240) 507-1306, by writing to Investor Relations at 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attention: Raymond D. Martz, or by sending an e-mail to Investor Relations at investors@pebblebrookhotels.com.
Questions regarding the Notice, voting or email delivery should be directed to Investor Relations at (240) 507-1306 or investors@pebblebrookhotels.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS
Solicitation of Proxies
The cost of solicitation of proxies will be paid by the Company. The trustees, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
The Company will employ Broadridge Financial Solutions to receive and tabulate the proxies.
Shareholder Proposals and Trustee Nominations for Inclusion in the 2026 Proxy Statement
Shareholder proposals intended to be considered for inclusion in the Company’s proxy statement relating to our 2026 annual meeting of shareholders (the “2026 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be received by the Secretary of the Company not later than December 8, 2025 and such proposals must comply with all of the requirements of Rule 14a-8.
Nominations of trustee nominees for election at the 2026 Annual Meeting must be received by the Secretary of the Company at our principal executive offices no earlier than the close of business on November 7, 2025 and not later than December 8, 2025, and such nominations and their nominating shareholders must comply with all of the applicable requirements of our Bylaws.
Any such proposal or nomination should be mailed to: Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attn: Secretary.

Other Shareholder Proposals and Trustee Nominations
Our Bylaws currently provide that in order for a shareholder proposal or trustee nomination to be presented at the 2026 Annual Meeting, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 or a trustee nomination included in the Company’s proxy statement pursuant to our Bylaws, it must be received at our principal executive offices no earlier than the close of business on November 7, 2025, and not later than December 8, 2025. If the 2026 Annual Meeting is scheduled to take place before April 23, 2026 or after June 22, 2026, then notice must be delivered not earlier than the close of business on the 150th day prior to the 2026 Annual Meeting and not later than the close of business on the later of the 120th day prior to the 2026 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company. Any such proposal should be mailed to: Pebblebrook Hotel Trust, 4747 Bethesda Avenue, Suite 1100, Bethesda, Maryland 20814, Attn: Secretary.
In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of trustee nominees other than nominees nominated by Board must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and applicable advance notice requirements under our Bylaws not later than March 24, 2026. If the 2026 Annual Meeting is scheduled to take place before April 23, 2026 or after June 22, 2026, then notice must be delivered not earlier than the close of business on the 150th day prior to the 2026 Annual Meeting and not later than the close of business on the later of the 120th day prior to the 2026 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company.
The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.
Requests for Annual Report on Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including the financial statements and the financial statement schedules, may be obtained without charge at our website at www.pebblebrookhotels.com. Information available at or through our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Pebblebrook Hotel Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
BY ORDER OF THE BOARD OF TRUSTEES:
Raymond D. Martz
Secretary
Bethesda, Maryland
April 7, 2025

YOUR VOTES ARE IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
PLEASE SUBMIT YOUR PROXY TODAY.

PEBBLEBROOK HOTEL TRUST
4747 BETHESDA AVE
SUITE 1100
BETHESDA, MD 20814

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 22, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 22, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, to arrive before 11:59 p.m. Eastern Time on May 22, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V62178-P26480 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEBBLEBROOK HOTEL TRUST

The Board of Trustees recommends you vote FOR all of the trustee nominees:

1. Election of Trustees

Nominees:	**For**	**Against**	**Abstain**
1a. Jon E. Bortz	☐	☐	☐
1b. Cydney C. Donnell	☐	☐	☐
1c. Ron E. Jackson	☐	☐	☐
1d. Phillip M. Miller	☐	☐	☐
1e. Michael J. Schall	☐	☐	☐
1f. Bonny W. Simi	☐	☐	☐
1g. Earl E. Webb	☐	☐	☐

The Board of Trustees recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2025.	☐	☐	☐
3. Advisory vote approving the compensation of our named executive officers ("Say-On-Pay").	☐	☐	☐
4. Approval of an amendment to the 2009 Equity Incentive Plan.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V62179-P26480

PEBBLEBROOK HOTEL TRUST
Annual Meeting of Shareholders
May 23, 2025 9:00 a.m.
This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Jon E. Bortz and Raymond D. Martz, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of beneficial interest of PEBBLEBROOK HOTEL TRUST that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time, on May 23, 2025, at the offices of Hunton Andrews Kurth LLP, 2200 Pennsylvania Avenue NW, Washington, DC 20037, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Trustees.

Continued and to be signed on reverse side